ASSET PURCHASE AGREEMENT
                                  by and among
                       American Retail Enterprises, L.P.,
                          Retail Apparel Service Corp.,
                              Landmark Pants Corp.,
                     the entities listed on Annex I hereto,
                         Screeem! Inc. and dELiA*s Inc.
                               dated June 1, 1998

                                      INDEX

                                                                           Page
                                                                           ----

ARTICLE I   General Provisions...............................................1
  1.1    Definitions.........................................................1
  1.2    Other Definitions and Meanings; Interpretation......................8

ARTICLE II  Assets To Be Acquired............................................8
  2.1    Acquisition and Transfer of Assets..................................8
  2.2    Excluded Assets....................................................10
  2.3    Assumed Liabilities................................................11
  2.4    Employees..........................................................12
  2.5    Apportionment......................................................13
  2.6    Books and Records..................................................13
  2.7    Possible Assumed Contracts.........................................14

ARTICLE III Consideration...................................................14
  3.1    Amount and Form....................................................14
  3.2    Adjustment of Purchase Price.......................................14
  3.3    Collar Provisions..................................................16
  3.4    Allocation of Purchase Price.......................................17

ARTICLE IV  Closing.........................................................17
  4.1    Schedule...........................................................17
  4.2    HSR Filing.........................................................17
  4.3    Proceedings........................................................18

ARTICLE V   Representations and Warranties of the Companies.................18
  5.1    Execution and Effect of Agreement..................................18
  5.2    Requisite Action...................................................18
  5.3    Organization, Good Standing, Authority.............................19
  5.4    Restrictions.......................................................19
  5.5    Pro Forma Financial Statements.....................................20
  5.6    Intentionally Deleted..............................................20
  5.7    Absence of Changes.................................................20
  5.8    Taxes..............................................................22
  5.9    Title to Properties; Absence of Encumbrances.......................22
  5.10   Real Estate........................................................23
  5.11   Patents, Trademarks, Copyrights and Other Intellectual Property....24
  5.12   Contracts, Etc.....................................................25
  5.13   Inventory..........................................................26
  5.14   Authorizations; Compliance.........................................26
  5.15   Company Employees..................................................27
  5.16   Employee Benefit Plans.............................................27
  5.17   Insurance..........................................................28
  5.18   Litigation.........................................................28

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                                                                           Page
                                                                           ----

  5.19   Environmental Matters..............................................28
  5.20   Transactions with Affiliates.......................................29
  5.21   Intentionally Deleted..............................................29
  5.22   Illegal Payments...................................................29
  5.23   No Brokers or Finders..............................................29
  5.24   Lessees............................................................29
  5.25   Investment Representation..........................................29
  5.26   Disclosure.........................................................29
  5.27   Equipment..........................................................30
  5.28   No Other Representations or Warranties.............................30

ARTICLE VI  Representations and Warranties of Purchaser.....................30
  6.1    Organization and Good Standing.....................................30
  6.2    Execution and Effect of Agreement..................................30
  6.3    Restrictions.......................................................31
  6.4    No Lawsuits........................................................31
  6.5    No Brokers or Finders..............................................31
  6.6    Filings with the Commission........................................32
  6.7    Shares of Parent Common Stock......................................32
  6.8    Offering of Shares of Parent Common Stock..........................32
  6.9    Limitation on the Companies' Representations and Warranties........32
  6.10   No Other Representations or Warranties.............................33

ARTICLE VII Covenants of the Companies......................................33
  7.1    Access to Records and Properties of the Purchased Business;
            Confidentiality.................................................33
  7.2    Conduct of Business................................................34
  7.3    Schedules..........................................................34
  7.4    Standstill.........................................................34
  7.5    Maintenance of Insurance...........................................35
  7.6    Affidavit..........................................................35
  7.7    Further Actions....................................................35
  7.8    Annual Financial Statements........................................35
  7.9    Lease Agreements...................................................36
  7.10   Lock-Up............................................................36
  7.11   Hiring.............................................................37
  7.12   Cooperation Regarding Promotional Allowances, Etc..................37
  7.13   Employment.........................................................37
  7.14   Other Financial Statements.........................................38

ARTICLE VIII Covenants of Purchaser and Parent..............................38
  8.1    Conduct of Business................................................38
  8.2    Further Actions....................................................38
  8.3    Registration Rights................................................39
  8.4    Options............................................................40

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                                                                           Page
                                                                           ----

ARTICLE IX Conditions Precedent to Obligations of Purchaser and Parent......40
  9.1    Representations and Warranties.....................................40
  9.2    Performance of the Companies.......................................41
  9.3    Certificate........................................................41
  9.4    Board Approval.....................................................41
  9.5    Sugarman Agreements................................................41
  9.6    Escrow Agreement...................................................41
  9.7    Transitional Services Agreement....................................41
  9.8    Trademark License Agreement........................................41
  9.9    Opinions of Counsel to the Companies...............................41
  9.10   Consents...........................................................41
  9.11   Litigation.........................................................42
  9.12   HSR Act............................................................42
  9.13   Tax Affidavit......................................................42
  9.14   Absence of Material Adverse Effect.................................42
  9.15   Bill of Sale.......................................................42
  9.16   Assignment and Assumption..........................................42
  9.17   New Jersey Environmental Matters...................................42
  9.18   Real Estate Legal Requirements.....................................42
  9.19   Other Documents....................................................42
  9.20   Employees..........................................................42
  9.21   Annual Financial Statements........................................43

ARTICLE X  Conditions Precedent to Obligations of the Companies.............43
  10.1   Representations and Warranties.....................................43
  10.2   Performance by Purchaser and Parent................................43
  10.3   Certificate........................................................43
  10.4   Consideration......................................................43
  10.5   HSR Act............................................................43
  10.6   Minimum Stores.....................................................43
  10.7   Employment Agreement...............................................43
  10.8   Escrow Agreement...................................................43
  10.9   Transitional Services Agreement....................................44
  10.10  Trademark Agreement................................................44
  10.11  Opinion of Counsel.................................................44
  10.12  Consents...........................................................44
  10.13  No Material Adverse Change.........................................44
  10.14  Litigation.........................................................44
  10.15  Assignment and Assumption Agreement................................44
  10.16  New Jersey Environmental Matters...................................44
  10.17  Other Documents....................................................44

ARTICLE XI Closing Deliveries...............................................45
  11.1   Deliveries of the Companies........................................45

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                                                                           Page
                                                                           ----

  11.2   Purchaser's Deliveries.............................................45

ARTICLE XII Restrictive Covenant............................................46
  12.1   Restricted Activities..............................................46
  12.2   Permitted Activities...............................................46

ARTICLE XIII Indemnification................................................47
  13.1   Indemnification by the Companies...................................47
  13.2   Indemnification by Parent and Purchaser............................47
  13.3   Survival...........................................................48
  13.4   Limitations........................................................48
  13.5   Defense............................................................49
  13.6   Reduction for Insurance............................................50
  13.7   Acknowledgment.....................................................50
  13.8   Escrow.............................................................51
  13.9   Opportunity to Cure................................................51

ARTICLE XIV  Termination....................................................51
  14.1   Method.............................................................51
  14.2   Effect.............................................................52

ARTICLE XV   Miscellaneous..................................................52
  15.1   No Public Announcements............................................52
  15.2   Specific Performance...............................................52
  15.3   Notices............................................................53
  15.4   Entire Agreement...................................................53
  15.5   Assignment; Binding Effect.........................................54
  15.6   Severability.......................................................54
  15.7   Governing Law......................................................54
  15.8   Forum; Jurisdiction................................................54
  15.9   Expenses...........................................................54
  15.10  No Third-Party Beneficiaries.......................................55
  15.11  Stock Legend.......................................................55
  15.12  Counterparts.......................................................55
  15.13  Parent Guaranty....................................................55
  15.14  Companies' Agent...................................................56

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                             SCHEDULES AND EXHIBITS

Schedule A                 Purchased Stores
Schedule 2.1(a)            Real Estate/Lease Agreements
Schedule 2.1(b)            Equipment
Schedule 2.1(f)            Intellectual Property
Schedule 2.1(h)            Purchased Contracts
Schedule 2.4-A             Non-Store Employees
Schedule 2.4-B             Possible Future Employees
Schedule 2.4-D             In-Store Employees
Schedule 2.7               Possible Assumed Contracts
Schedule 5.3               Jurisdictions/Names
Schedule 5.4               Consents
Schedule 5.5               Pro Forma Financial Statements
Schedule 5.7               Certain Changes
Schedule 5.8-1             Historic Tax Matters
Schedule 5.8-2             Current and Future Tax Matters
Schedule 5.9               Permitted Liens
Schedule 5.10              Assessments
Schedule 5.11              Certain Intellectual Property Matters
Schedule 5.13              Inventory Methodology
Schedule 5.14              Required Permits
Schedule 5.15              Employees of the Purchased Business
Schedule 5.16              Benefit Plans
Schedule 5.17              Insurance
Schedule 5.18              Litigation
Schedule 5.19              Environmental Matters
Schedule 5.20              Transactions with Affiliates
Schedule 5.24              Certain Lessees
Schedule 6.3               Purchaser and Parent Consents
Schedule 7.2               Permitted Interim Conduct

Exhibit 7.8                Form of Opinion of Patrusky, Mintz & Semel
Exhibit 9.5-1              Form of Employment Agreement
Exhibit 9.5-2              Form of Sugarman Lock-Up Agreement
Exhibit 9.6                Form of Escrow Agreement
Exhibit 9.7                Form of Transitional Services Agreement
Exhibit 9.8-1              Form of Trademark Agreement
Exhibit 9.8-2              Form of Trademark Assignment
Exhibit 9.10               Form of Lease Assignment, Assumption and Consent
Exhibit 9.15               Form of Bill of Sale
Exhibit 9.16               Form of Assignment and Assumption Agreement

Annex I                    Lessees
Annex 8.3                  Registration Procedures

     ASSET PURCHASE AGREEMENT, dated June 1, 1998 (the "Agreement"), among Screeem! Inc., a Delaware corporation ("Purchaser"), dELiA*s Inc., a Delaware corporation ("Parent"), American Retail Enterprises, L.P., a New York limited partnership (the "Company"), Retail Apparel Service Corp., a New York corporation ("Retail Apparel"), Landmark Pants Corp., a New York corporation ("Landmark Pants"), and the entities listed on Annex I hereto (collectively, with Retail Apparel and Landmark Pants, the "Lessees").


                              W I T N E S S E T H:

     WHEREAS, the Company is engaged, inter alia, in the business of distributing and selling young men's and "junior's" apparel through the SCREEEM! and JEAN COUNTRY retail stores leased by the Lessees and set forth on Schedule A (the "Purchased Stores"); and

     WHEREAS, the Company and the Lessees (collectively, the "Companies") wish to sell, assign, transfer, convey and otherwise deliver, and Purchaser wishes to purchase, acquire and otherwise accept, all right, title and interest of the Companies in, to and under certain assets relating to the Purchased Business, as defined below, for the Purchase Price and upon the terms and subject to the conditions described below; and

     WHEREAS, the parties desire to make certain other and related arrangements, including, without limitation, a restrictive covenant, as provided below;

     NOW, THEREFORE, in consideration of the foregoing and in reliance on the representations, warranties and agreements and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                               General Provisions

     1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated:

     "Accountants" has the meaning set forth in Section 3.2(e)

     "Additional Shares" is defined in Section 3.1(c) hereof.

     "Adjusted Escrow Shares" has the meaning set forth in Section 3.3.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     "Announcement Price" means the mean of the intraday high and low bid prices for Parent Common Stock as reported by the Reliable Source for the 10 consecutive trading days immediately preceding the Public Announcement Date.

     "Annual Financial Statements" is defined in Section 7.8 hereof.

     "Applicable Registration Deadline" is defined in Section 8.3(a) hereof.

     "Assignment and Assumption Agreement" is defined in Section 9.16 hereof.

     "Assumed Contracts" means the Purchased Contracts that are assigned to, and assumed by, Purchaser in accordance herewith.

     "Assumed Liabilities" is defined in Section 2.3 hereof.

     "Basic Shares" is defined in Section 3.1(b) hereof.

     "Benefit Plans" is defined in Section 5.16(a) hereof.

     "Benefits Adjustment" is defined in Section 3.2(c) hereof.

     "Bill of Sale" is defined in Section 9.15 hereof.

     "Book Value Adjustment" is defined in Section 3.2(a) hereof.

     "Business Day" shall mean any day on which commercial banks are not authorized or required to close in the City of New York.

     "Cash Consideration" is defined in Section 3.1(a) hereof.

     "Claims" is defined in Section 5.9 hereof.

     "Closing" is defined in Section 4.1 hereof.

     "Closing Date" is defined in Section 4.1 hereof.

     "Closing Price" means the mean of the intraday high and low bid prices for Parent Common Stock as reported by the Reliable Source for the 10 consecutive trading days immediately preceding the trading day preceding the Closing Date (or fewer days so that all such days are after the Public Announcement Date).

     "Closing Statement" is defined in Section 3.2(a) hereof.

     "COBRA" means the continuation coverage requirements of Section 601 through 609 of ERISA and Section 4980B of the Code.

     "Code" is defined in Section 3.4 hereof.

     "Commission" means the Securities and Exchange Commission.

     "Companies" means the Company and the Lessees, collectively.

     "Companies' Agent" is defined in Section 15.14(a)(i) hereof.

     "Company" means American Retail Enterprises, L.P., a New York limited partnership.

     "Company Transactional Representations" means the representations and warranties of the Companies set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.9 hereof.

     "Competing Transaction" is defined in Section 7.4 hereof.

     "Consideration" is defined in Section 3.1 hereof.

     "Corporation Governing Documents" is defined in Section 5.3(b).

     "Current Price" means the mean of the intraday high and low bid prices for the Parent Common Stock as reported by the Reliable Source for the 20 days immediately preceding the giving of any written notice of a claim in accordance with Section 13.8(b) hereof.

     "Deadline Price" is defined in Section 8.3(b) hereof.

     "Effective Date Price" is defined in Section 8.3(b) hereof.

     "18-Month Date" means the 18-month anniversary of the Closing Date.

     "18-Month Price" means the mean of the intraday high and low bid prices for Parent Common Stock as reported by the Reliable Source for the 20 consecutive trading days immediately preceding the 18-Month Date.

     "Eligible Employees" is defined in Section 2.4(a) hereof.

     "Employment Agreement" is defined in Section 9.5 hereof.

     "Environmental Law" shall mean any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any judicial or administrative interpretations, guidance documents, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the environment.

     "Equipment" is defined in Section 2.1(b) hereof.

     "ERISA" is defined in Section 5.16(a) hereof.

     "ERISA Affiliate" is defined in Section 5.16(a) hereof.

     "Escrow Agent" has the meaning set forth in the Escrow Agreement.

     "Escrow Agreement" is defined in Section 9.6.

     "Escrow Amount" means the sum of $3,750,000, as adjusted for Price Adjustments pursuant to Section 3.2 hereof, for changes pursuant to Sections 7.11(a) and 8.2(b) hereof and for Losses indemnified by the Company pursuant
Article XIII hereof.

     "Escrow Shares" means shares of Parent Common Stock deposited in escrow with the Escrow Agent under the Escrow Agreement and in accordance with this Agreement.

     "Excluded Assets" is defined in Section 2.2 hereof.

     "Excluded Stores" is defined in Section 2.2(a) hereof.

     "Fixed Assets" is defined in Section 2.1(c) hereof.

     "Fixed Damages" is defined in Section 8.3(a) hereof.

     "General Partners" means Landmark Pants and The Pants Set, Inc., a Delaware corporation.

     "Governing Documents" means the Corporation Governing Documents and the Partnership Governing Documents.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any Person, agency, entity or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substance(s)" shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, hazardous materials, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, friable asbestos or any materials containing friable asbestos, and any chemicals, materials or substances regulated under or defined in any Environmental Law, or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity, under any Environmental Law.

     "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Taxes" mean all income or corporate franchise taxes.

     "Indemnified Party" is defined in Section 13.5(a) hereof.

     "Indemnifying Party" is defined in Section 13.5(a) hereof.

     "Indemnity Payment" is defined in Section 13.6 hereof.

     "Interim Period Covenants" mean, collectively, the agreements and covenants contained in Articles VII and VIII hereof.

     "Intellectual Property" is defined in Section 2.1(f) hereof.

     "Inventory" is defined in Section 2.1(d) hereof.

     "Issue Price" means the lesser of the Announcement Price or the Closing Price, in either case subject to adjustment as provided in Section 14.1(e) hereof.

     "Knowledge of the Companies" means actual knowledge of William Siegel, Al Cohen, Gary Sugarman and Ken Kolinsky after such reasonable investigation as would be performed by a prudent businessperson under the circumstances (including the applicable time constraints); it being understood that such investigation shall not obligate any such Person (as a result of this Agreement) to make any inquiry of any third party (i.e., any Person not employed or engaged by or Affiliated with the Companies).

     "Landmark Pants" means Landmark Pants Corp., a New York corporation.

     "Lease Agreements" is defined in Section 2.1(a) hereof.

     "Lessees" means the entities listed on Annex I hereto.

     "Liability" means any indebtedness, liability or obligation (whether known or unknown, whether accrued, absolute, contingent or otherwise, and whether due or to become due), and includes Environmental Liability.

     "Losses" has the meaning set forth in Article XIII.

     "Market Damages" is defined in Section 8.3(a) hereof.

     "Material Adverse Effect" means (a) a material adverse effect upon the business, results of operations, assets (whether tangible or intangible), liabilities, obligations or condition (financial or otherwise) of the Purchased Business or the Purchased Assets, (b) a material adverse effect on the legality, validity or enforceability of the Seller's Documents, or (c) the impairment, hindrance or adverse effect in any material respect upon the ability of any of the Companies to perform any of its obligations under the Seller's Documents or to consummate the transactions contemplated thereby.

     "Most Recent Financial Statements" means all financial statements referred to herein at, as of or for the four-month period ended April 25, 1998.

     "No-Shop Period" is defined in Section 7.4 hereof.

     "Other Financial Statements" is defined in Section 7.14 hereof.

     "Ordinary Course" means the ordinary course of the conduct of the Purchased Business by the Company consistent with past practice.

     "Parent Common Stock" means shares of common stock, par value $0.01 per share, of Parent. All references in this Agreement or in any of Seller's Documents or Purchaser's Documents to shares of Parent Common Stock shall be equitably adjusted to account for stock splits, stock dividends and recapitalizations, but not for issuances of stock for bona fide consideration (including, for example and not by means of limitation, in an acquisition or public offering or pursuant to any employee plan or policy).

     "Partnership Governing Documents" is defined in Section 5.3(a) hereof.

     "PBGC" is defined in Section 5.16(c) hereof.

     "Permit" means any permit, approval, authorization, license, franchise, variance, or permission required from or issued by a Governmental Authority.

     "Person" means a natural person, partnership, corporation (including a business trust), joint stock company, estate, trust, unincorporated association, joint venture, limited liability company or other entity, or a Governmental Authority.

     "Plan" is defined in Section 5.16 hereof.

     "Possible Assumed Contracts" is defined in Section 2.7 hereof.

     "Post-Closing Employees" is defined in Section 2.4(a) hereof.

     "Price Adjustments" is defined in Section 3.2(d) hereof.

     "Pro Forma Financial Statements" is defined in Section 5.5 hereof.

     "Public Announcement Date" means the date of the first public announcement of this Agreement and the acquisition contemplated hereby.

     "Purchase Price" has the meaning set forth in Section 3.1 hereof.

     "Purchased Assets" has the meaning set forth in Section 2.1 hereof.

     "Purchased Business" means the business of the Company with respect to distributing and selling young men's and "junior's" apparel as conducted by the Company through the Purchased Stores as of the date of this Agreement.

     "Purchased Contracts" means the contracts set forth on Schedule 2.1(h) hereof.

     "Purchased Stores" is defined in the recitals hereto.

     "Purchaser Indemnified Parties" is defined in Section 13.1 hereof.

     "Purchaser Transactional Representations" means the representations of Purchaser and Parent set forth in Sections 6.1, 6.2 and 6.3.

     "Purchaser's Documents" is defined in Section 6.2(a) hereof.

     "Real Estate" is defined in Section 2.1(a) hereof.

     "Real Estate Legal Requirements" is defined in Section 5.10 hereof.

     "Registration Statement" is defined in Section 8.3(a) hereof.

     "Reliable Source" means the Bloomberg Service.

     "Required Permits" is defined in Section 5.14(a) hereof.

     "Requirement of Law" means, as to any Person, the certificate of incorporation, charter and by-laws or other organizational or governing documents of such Person, and all federal, state and local laws, rules, regulations, orders, decrees or other determinations of an arbitrator, court or other Governmental Authority, including, without limitation, federal, state or local anti-trust and licensing laws, any federal, state or local laws or regulations concerning health and safety, all applicable trade laws and require ments, including, without limitation, all disclosure requirements of the Federal Trade Commission, ERISA and the Environmental Laws, in each case applicable to or binding upon such Person or any of its Real Property or to which such Person or any of its property is subject.

     "Retail Apparel" means Retail Apparel Service Corp., a New York corporation.

     "Retained Liabilities" is defined in Section 2.3 hereof.

     "Returns Adjustment" is defined in Section 3.2(b) hereof.

     "Returns Period" is defined in Section 3.2(b) hereof.

     "Seller Indemnified Parties" is defined in Section 13.2 hereof.

     "Seller's Documents" is defined in Section 5.1 hereof.

     "Service" means the Internal Revenue Service.

     "Sugarman Lock-Up Agreement" is defined in Section 9.5 hereof.

     "Sugarman Shares" means the number of Escrow Shares representing Gary Sugarman's pro rata indirect beneficial interest in the Escrow Shares.

     "Tax Examination" is defined in Section 5.8 hereof.

     "Taxes" means all taxes, including income, franchise, real property, personal property, sales, use, employment, estimated, severance, occupation, withholding, payroll, gross receipts, ad valorem, transfer, profit, excise, stamp and other taxes, duties, fees, assessments and other similar governmental charges.

     "Trademark Agreement" is defined in Section 9.8 hereof.

     "Trademark Assignments" is defined in Section 9.8 hereof.

     "Transitional Services Agreement" is defined in Section 9.7 hereof.

     "Termination Date" is defined in Section 14.1(c) hereof.

     "Violations" is defined in Section 5.10 hereof.

     "WARN Act" is defined in Section 2.4(e) hereof.

     1.2 Other Definitions and Meanings; Interpretation. For purposes of this Agreement, the term "parties" means (except where the context otherwise requires) Purchaser, Parent and the Companies; and the words "hereof", "herein," "hereby" and other words of similar import refer to this Agreement as a whole and any schedule or exhibit hereto or thereto or certificate delivered in connection therewith. The table of contents and the headings of the Articles and Sections of this Agreement have been included herein for convenience of reference only and shall not be deemed to affect the meaning of the operative provisions of this Agreement. All references to numbers of shares shall, if the calculation otherwise would result in a fractional share amount, be rounded to the next highest whole number of shares. All dollar amounts referred to herein are in United States Dollars.


                                   ARTICLE II

                              Assets To Be Acquired

     2.1 Acquisition and Transfer of Assets. Upon the terms and subject to the conditions hereinafter set forth, at the Closing, the Companies shall sell, assign, transfer, convey and otherwise deliver to Purchaser, and Purchaser shall purchase, acquire and otherwise accept from the Companies, all right, title and interest of the Companies in, to and under the assets, properties, rights, contracts, claims, operations and businesses of the Companies solely in connection with the Purchased Business of every kind and description (other than those specifically excluded pursuant to Section 2.2 hereof), solely to the extent located in the Purchased Stores, whether tangible or intangible, real, personal or mixed, whether or not appearing on the books of the Companies, which are used, reserved for use, or otherwise employed, by the Companies solely in the conduct of the Purchased Business as of the Closing Date (collectively, the "Purchased Assets"), including, without limitation, all of the Companies' right, title and interest in and to the following assets, properties, rights, contracts, claims, operations and businesses:

          (a) all leasehold interests in the real estate used in the conduct of the Purchased Business listed on Schedule 2.1(a) annexed hereto (the "Lease Agreements") and any easements and rights-of-way and options to renew or purchase under any such Lease Agreements (such leasehold interests, easements, rights-of-way and options are collectively referred to herein as the "Real Estate");

          (b) all furnishings, fixtures and equipment in each case located in the Purchased Stores (collectively, the "Equipment") (including furniture, office supplies, equipment, POS equipment, screens, data processing equipment, computers and telephone systems that are used, reserved for use, or otherwise employed in the conduct of the Purchased Business, and including all of the Companies' leasehold interests therein located in the Purchased Stores), including, without limitation, the Equipment listed on Schedule 2.1(b) annexed hereto;

          (c) all fixed assets (other than Equipment) located in the Purchased Stores (collectively, the "Fixed Assets") (including the Companies' leasehold interests therein, which are used, reserved for use, or otherwise employed in the conduct of the Purchased Business in each case located in the Purchased Stores);

          (d) all inventory located in the Purchased Stores (collectively, the "Inventory") (including, without limitation, raw materials, work-in-process, finished goods and supplies, used, reserved for use, or otherwise employed in the conduct of the Purchased Business in each case located in the Purchased Stores);

          (e) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products or services solely to the extent used, reserved for use, or otherwise employed in the conduct of the Purchased Business or otherwise relating to the Purchased Assets, or affecting the Real Estate, Equipment, Fixed Assets or Inventory;

          (f) all rights and interests in and to trademarks, trade names, logos, service marks, brands, franchises, licenses, designs, and all other intangible intellectual property, assets, properties and rights and registrations and applications for such trademarks, trade names and service marks (including, without limitation, the trademark applications and registrations listed on
Schedule 2.1(f) annexed hereto), and all rights and interests of the Companies in and to copyrights, and registrations and applications for such copyrights, in each case used solely, or otherwise employed solely in the conduct of the Purchased Business or otherwise relating solely to the Purchased Assets listed on Schedule 2.1(f) hereto (collectively, the "Intellectual Property");

          (g) all Permits held or used, reserved for use, or otherwise employed by the Companies solely in connection with the conduct of the Purchased Business or the Purchased Assets that by their terms may be transferred hereunder;

          (h) all contracts listed on Schedule 2.1(h) annexed hereto (collectively, the "Purchased Contracts"), except to the extent that any attempted assignment thereof, without a required consent thereto, would constitute a breach thereof, until such time as such consent shall have been obtained; provided, however, that if the provisions of any such Purchased Contract would prohibit any attempted assignment thereof or impose a charge, discount or penalty upon an assignment without such consent, even though such assignment would not become effective until such consent was obtained, then nothing in this Agreement shall be deemed an assignment of any such Purchased Contract;

          (i) to the extent they exist, all customer and vendor lists to the extent used, reserved for use, or otherwise employed in the conduct of the Purchased Business, and all files and documents (including credit information and sales representative agreements) relating to customers and vendors of the Purchased Business, including, without limitation, computer programs (including computer modeling programs), manuals and data, sales and advertising materials, sales distribution and purchase correspondence and trade association memberships;

          (j) all books and records (including in an electronic data form) located at the Purchased Stores and relating to the Purchased Assets (as to which the Company shall be entitled to retain a copy) and a copy of all other books and records relating to the Purchased Assets;

          (k) all right, title and interest of the Companies in and to the names SCREEEM! and JEAN COUNTRY and all derivatives thereof, and the goodwill pertaining thereto; and

          (l) cash in registers of the Purchased Stores, limited to $300 per Purchased Store.

     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in
Section 2.1 hereof, the parties to this Agreement expressly understand and agree that the Companies are not hereunder selling, assigning, transferring or conveying to Purchaser the following assets, rights and properties of the Companies (collectively, the "Excluded Assets"):

          (a) any and all retail stores of the Company and its Affiliates, other than the Purchased Stores (the "Excluded Stores");

          (b) all right, title and interest of the Company and its Affiliates, in, to and under all of the assets, properties, rights, contracts, claims, operations and business of the Company related to the Excluded Stores, including without limitation, all of the types of assets referred to in Sections 2.1(a), (b), (c), (d), (e), (f),
(g), (h), (j), (k) and (l) above with respect to the Excluded Stores;

          (c) all right, title and interest of the Company and its Affiliates, in, to and under its headquarters, warehouses and other centralized management and overhead items, including, without limitation, the central computer system and other centralized, or Company-wide assets, not specifically located in a Purchased Store;

          (d) any and all refunds, abatements and credits of any Taxes, whether federal, state or local, whether pursuant to the Lease Agreements or otherwise;

          (e) any and all certificates of limited partnership, partnership agreements, evidence of limited partnership interests, minute books, stock books and books of account and other documents relating to the organization, maintenance and existence of the Companies and the General Partners;

          (f) any and all claims or rights against third parties other than those that arise after the Closing with respect to Purchased Assets; and

          (g) any and all accounts receivable and notes receivable (whether short-term or long-term) and all deposits with third parties arising out of the conduct of the Purchased Business prior to the Closing or of the Companies before or, other than with respect to Purchased Assets, after the Closing, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits.

     2.3 Assumed Liabilities.

          (a) Anything herein to the contrary notwithstanding, neither Purchaser nor Parent shall assume or otherwise become liable for any debts, claims, Liabilities, obligations or expenses of the Companies other than (x) as may arise with respect to periods from and after the Closing under the Assumed Contracts to the extent assigned hereunder and (y) to perform and discharge certain obligations with respect to returns store credit and gift certificates as provided in Section 2.3(b) below (the "Assumed Liabilities"). Purchaser shall assume and shall duly pay, perform and discharge the Assumed Liabilities as and when due. For purposes of clarity, (i) other than as set forth in clause (y) above, neither Purchaser nor Parent shall have any liability arising out of, or in connection with, the conduct of the Purchased Business or the ownership, operation or use of the Purchased Assets in each case prior to the Closing, all of which liabilities shall remain the responsibility of the Companies, and (ii) other than the Benefits Adjustment, none of the Companies shall have any liability arising out of, or in connection with, the conduct of the Purchased Business or the ownership, operation or use of the Purchased Assets in each case from and after the Closing, all of which liabilities shall be the responsibility of Parent and Purchaser. All Liabilities of the Companies other than the Assumed Liabilities (collectively, the "Retained Liabilities") shall be paid, performed and discharged by the Companies (or such of them as the case may be) as and when due.

          (b) Purchaser shall accept the return of all finished goods inventory actually sold by the Companies in bona fide sales at the Purchased Stores prior to the Closing Date and that are returned in saleable condition by customers to the Purchased Stores during the Returns Period, and shall give a cash refund, store credit or exchange to such customers pursuant to Purchaser's policies. Purchaser shall also accept, at face value, all gift certificates sold or issued by the Company prior to the Closing Date which are properly redeemed at a Purchased Store during the Returns Period. Purchaser shall also honor all store credit granted to customers by the Company prior to the Closing Date which is properly redeemed at a Purchased Store during the Returns Period.

     2.4 Employees.

          (a) Purchaser agrees to offer employment to each of the Persons set forth on Schedules 2.4-A, 2.4-B and 2.4-D (collectively, the "Eligible Employees") with such employment to begin as of the Closing Date, on terms and conditions no less beneficial than as set forth for such Person on Schedule 5.15 (as delivered by the Company upon execution hereof). Other than the Eligible Employees, Purchaser and Parent agree not to offer employment to, solicit or to otherwise employ, any employees of the Companies without the prior written consent of the Company, which consent may be withheld in the Company's sole discretion. The Companies agree to cooperate with Parent and Purchaser by permitting Parent and/or Purchaser throughout the period prior to the Closing Date to meet with the Eligible Employees at such reasonable times as shall be approved by a representative of the Companies and to distribute to the Eligible Employees such forms and other documents relating to employment by Parent or Purchaser after the Closing Date as Parent and/or Purchaser shall reasonably request. The employment by Parent or Purchaser of any Eligible Employee who accepts the terms and conditions of employment offered by Parent or Purchaser will commence on the Closing Date (or at such later date specified by Parent or Purchaser with respect to Persons on Schedule 2.4-B). For purposes hereof, Eligible Employees who accept employment with Parent or Purchaser as of the Closing Date (or at such later date specified by Parent or Purchaser with respect to Persons on Schedule 2.4-B) are hereinafter referred to as "Post-Closing Employees". Nothing in this Section 2.4 shall be deemed to require Parent and/or Purchaser to retain any of the Post-Closing Employees for any period of time or at any particular compensation rate or in any particular position or prevent Parent or Purchaser from being able to continue, modify or establish such benefits and conditions of employment as it shall determine in its sole discretion.

          (b) Neither Parent nor Purchaser will assume any of the Benefit Plans, or any rights, duties, obligations or liabilities thereunder, nor shall it become a successor employer or be responsible in any way for the participation of any of the Companies or an ERISA Affiliate in or obligations or responsibilities with respect to any Benefit Plan, nor shall it be obligated by this Agreement to make any provision with respect to employee benefits after the Closing Date.

          (c) Purchaser and Parent shall be responsible for any severance payments required to be made to (i) any Post-Closing Employees and (ii) any of the

Persons set forth on Schedule 2.4-D, regardless of whether such Persons are Post-Closing Employees, in each case regardless of whether such obligation would be an obligation of the Companies.

          (d) The Companies shall be responsible for any severance, change of control or similar payments required to be made (in accordance with the severance plan(s) or agreements described on Schedules 5.15 and 5.16) to any Eligible Employees who are not Post-Closing Employees, except for the Persons set forth on Schedule 2.4-D.

          (e) The Companies shall be solely responsible for compliance with the Workers Adjustment and Retraining Notification Act (the "WARN Act") with respect to the Eligible Employees and former employees of the Purchased Business (other than Post- Closing Employees and Persons set forth on Schedule 2.4-D). Purchaser and Parent, and not the Companies, shall be responsible for compliance with the WARN Act with respect to (i) Post-Closing Employees and (ii) Persons on Schedule 2.4-D.

          (f) No provision of this Section 2.4 shall create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Companies or any ERISA Affiliate in respect of continued employment (or resumed employment) with either Parent, Purchaser, the Companies or any of their affiliates, and no provision of this
Section 2.4 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement that may be established by Parent, Purchaser or any of their affiliates. No provision of this Agreement shall constitute a limitation on the right to amend, modify, or terminate any such plans or arrangements of Parent, Purchaser, the Companies or any of their respective Affiliates.

     2.5 Apportionment. All Taxes (other than Income Taxes), deferred and prepaid charges and items, accrued, unpaid and prepaid payrolls, rents, prepaid items, deposits, power and utility charges, agreements to be assigned to Purchaser and expenses, and similar items affecting the Purchased Stores, shall be allocated between the Companies, on the one hand, and Parent and Purchaser, on the other, as of 11:59 p.m., New York time, on the day immediately preceding the Closing Date, based on whether the benefit associated with the item is receivable by the Companies prior to the Closing or by Purchaser or Parent thereafter. Nothing in this provision shall obligate (a) Purchaser or Parent to discharge any items allocated to the Companies, or (b) the Companies to discharge any items allocated to Purchaser or Parent pursuant to this provision, except as set forth in Section 2.3 hereof. These apportionments shall be determined (effective as of the Closing Date) and payment made accordingly from the Companies to Purchaser or from Purchaser to the Company, as the case may be, at the same time as the Price Adjustments, as provided in Article III below. Any dispute as to the amounts due under this paragraph shall be determined by the Accountants in accordance with the procedures set forth in Section 3.2(e) hereof.

     2.6 Books and Records. The Company shall retain the originals of the books and records that Purchaser is to be given a copy of pursuant to Section 2.1(j) hereof and to the extent that such books and records cannot be separated from other proprietary or confidential books and records of the Company, the Company will not deliver such copies, but will make such books and records available for review, inspection and, where appropriate, copying by Parent or Purchaser (at the Companies' expense) for a period of three years from the Closing Date upon reasonable written notice and during normal business hours.

     2.7 Possible Assumed Contracts. Parent shall give notice to the Company on or prior to June 7, 1998 as to whether it will accept assignment of the contracts set forth on Schedule 2.7 hereto (the "Possible Assumed Contracts"). Contracts as to which Purchaser gives notice that it will accept assignment shall thereupon (a) be deemed to be Purchased Contracts as if such contracts were listed on Schedule 2.1(h) and (b) be deemed to be listed on Schedule 2.1(h). Notwithstanding anything to the contrary contained herein, the Companies may supplement or amend Schedule 2.7 in accordance with Section 7.3 hereof but may not supplement or amend Schedule 2.1(h).


                                   ARTICLE III

                                  Consideration

     3.1 Amount and Form. The aggregate consideration (the "Consideration") for the acquisition of the Purchased Assets shall consist of the Purchase Price (subject to adjustment as provided herein) and the assumption of the Assumed Contracts (to the extent assigned in accordance with Article II above) and the assumption of the Assumed Liabilities. Subject to Section 8.2(b) hereof and subject to adjustment as provided in this Article III, the "Purchase Price" shall consist of, and be payable to the Company at Closing, as follows:

          (a) The sum of $9,400,000 (the "Cash Consideration") shall be payable by wire transfer of immediately available funds to such account(s) as the Company may specify in writing at least two Business Days prior to the Closing Date;

          (b) Purchaser shall deliver to the Company certificates registered in the name of the Company representing that number of shares of Parent Common Stock determined by dividing $10,250,000 by the Issue Price (the "Basic Shares"); and

          (c) Purchaser shall deliver to the Escrow Agent (to be held pursuant to the Escrow Agreement) certificates registered in the name of the Company representing that number of shares of Parent Common Stock determined by dividing $3,750,000 by the Issue Price (the "Additional Shares").

     3.2 Adjustment of Purchase Price.

          (a) In the event that the book value of the Purchased Assets (other than cash) at the Closing Date as shown on a statement of net assets of the Purchased Assets prepared on the same basis as, and using the same methods and procedures used to prepare, the Most Recent Financial Statements (the "Closing Statement") is less than or greater than the book value of the Purchased Assets (other than cash) as shown on the face of the Most Recent Financial Statements, the Purchase Price shall be adjusted, upwards (if the book value on the Closing Statement exceeds that on the Most Recent Financial Statements) or downwards (if the book value on the Closing Statement is less than that on the Most Recent Financial Statements), by the amount of such difference (the "Book Value Adjustment").

          (b) The Purchase Price shall also be adjusted downwards (i.e., decreased) by an amount (the "Returns Adjustment") equal to the sum of: (i) the actual gross profit represented by saleable inventory sold by the Company prior to the Closing Date which is returned by customers to the Purchased Stores during the 90-day period following the Closing for which a cash refund or store credit (but not an exchange) is given properly pursuant to Purchaser's policies (the "Returns Period"); (ii) the actual cost of goods sold represented by unsaleable inventory sold by the Company prior to the Closing Date which is returned by customers to the Purchased Stores during the Returns Period; (iii) the face value of all gift certificates sold or issued by the Company prior to the Closing Date which are properly redeemed at a Purchased Store during the Returns Period; and (iv) the amount of all store credit granted to customers by the Company prior to the Closing Date which is properly redeemed at a Purchased Store during the Returns Period.

          (c) The Purchase Price shall also be adjusted downwards (i.e., decreased) by the aggregate amount of vacation time, sick pay and bonuses accrued or earned by or with respect to employees of the Company prior to the Closing and offered by Purchaser to such employees who become employees of Purchaser (with the approval of the Company, not to be withheld unreasonably) in an effort to retain them after the Closing Date, but only to the extent that such employees would have been entitled to receive such vacation time, sick pay or bonuses at the time of payment to such employee under the policies of the Company in effect immediately prior to the Closing (the "Benefits Adjustment").

          (d) If the Book Value Adjustment, the Returns Adjustment and the Benefits Adjustment, in the aggregate (collectively, the "Price Adjustments"), result in an upwards adjustment of (i.e., an increase in) the Purchase Price, Parent shall cause the number of shares of Parent Common Stock as is equal to the amount of the aggregate Price Adjustment divided by the Issue Price to be deposited in escrow under the Escrow Agreement as provided above within five Business Days following final determination of the Price Adjustments as provided below. If the Price Adjustments result in a downwards adjustment of (i.e., a decrease in) the Purchase Price, Purchaser shall be entitled to cause the release of the number of Escrow Shares as is equal to the amount of such aggregate Price Adjustments divided by the Issue Price to Purchaser within five Business Days following final determination of the Price Adjustments as provided below; provided, that in the event that such a downwards Price Adjustment exceeds the Escrow Amount, the Company shall deliver to Purchaser, within five Business Days following the determination of such adjustment as provided below, Basic Shares (valued at the Issue Price) or cash, as determined by the Company in its sole discretion, equal to the amount of such excess over the Escrow Amount.

          (e) As promptly as practicable (but in no event later than 120 days) following the Closing, Purchaser shall prepare and deliver to the Company the proposed Closing Statement, together with a calculation of any proposed Price Adjustments, including a separate calculation of the Book Value Adjustment, the Returns Adjustment and the Benefits Adjustment. The Closing Statement and the Price Adjustments so proposed by Purchaser shall be final and binding on the parties unless, within 30 days after its receipt thereof, the Company gives written notice to Purchaser of the Company's objection(s) in reasonable detail. During the 30 calendar day period following the Company's receipt of the Closing Statement, the Company and its accountants will be permitted to review the work papers of Purchaser and Purchaser's accountants relating to the Closing Statement. If Purchaser and the Company are unable to reach agreement within an additional 30 days after Purchaser's receipt of such notice of objection, the dispute shall be resolved by a firm of independent accountants of nationally recognized standing selected by Purchaser and the Company using the same methodology as in the Pro Forma Financial Statements, or if they are unable to agree on the selection of such a firm within such second 30-day period, a similar firm selected according to AAA Commercial Arbitration Rules. Such firm as is selected pursuant to this provision is referred to herein as the "Accountants". The Company and Purchaser shall be required to make all submissions to the Accountants within 30 days of the commencement of such arbitration, and the Accountants shall be required to render a decision within an additional 30 days. The resolution of the dispute by the Accountants shall be final and binding on, and shall not be subject to appeal or review by, the parties; provided, that the determination of a remaining disputed item will neither be more favorable to Purchaser than reflected in the Closing Statement nor more favorable to the Company than reflected in the written notice of dispute delivered with respect thereto. The fees and disbursements of the Accountants will be allocated between the Company and Purchaser in such a manner so that the Company will be responsible for such fees and expenses in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Accountants that is unsuccessfully disputed by the Company (as finally determined by the Accountants) bears to the total amount of such remaining disputed items so submitted, and Purchaser and Parent will be responsible for any remaining fees and disbursements. Notwithstanding the foregoing, there shall be a final Benefits Adjustment as of the earlier of the 18-Month Date and the 30th day following the expiration of the Transitional Services Agreement, in either case according to the foregoing procedures; provided, that no such final adjustment shall duplicate a previous adjustment expressly provided for in this Section 3.2.

     3.3 Collar Provisions. On the 18-Month Date, the number of Escrow Shares then held in escrow pursuant to the Escrow Agreement less the Sugarman Shares (the "Adjusted Escrow Shares") shall be adjusted as follows:

          (a) In the event the Issue Price exceeds the 18-Month Price, Purchaser shall promptly cause to be delivered to the Company certificates representing that number of additional shares of Parent Common Stock that is equal to (i) the excess of (x) the product of (A) the Adjusted Escrow Shares multiplied by (B) the Issue Price over (y) the product of (A) the Adjusted Escrow Shares multiplied by (B) the greater of the 18- Month Price or $10.00 divided by (ii) the 18-Month Price.

          (b) In the event the 18-Month Price is equal to or greater than 120% of the Issue Price, the Company shall promptly return to Purchaser (and Purchaser shall be entitled to cause the release from escrow of) that number of Escrow Shares equal to (I) the product of (i) the Adjusted Escrow Shares and
(ii) the excess of (x) the lesser of the 18-Month Price or $40.00 over (y) 120% of the Issue Price, divided by (II) the 18- Month Price.

          (c) In the event the 18-Month Price exceeds the Issue Price, but is less than 120% of the Issue Price, there shall be no adjustment pursuant to this Section.

     3.4 Allocation of Purchase Price. The consideration for the Purchased Assets shall be allocated among the Purchased Assets as the Company and Purchaser shall agree in writing prior to Closing. The parties hereto agree to prepare and file all federal, state and local Income Tax returns and other filings reflecting the transactions contemplated by this Agreement on a basis consistent with such allocation, and to cooperate with each other in good faith in preparing any and all statements required to be included in such filings, including IRS Form 8594 and any required exhibits thereto (or other forms required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), or other applicable federal, state or local Tax laws), reflecting such allocation.


                                   ARTICLE IV

                                     Closing

     4.1 Schedule. The Closing of the transactions contemplated by this Agreement (the "Closing"), shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, at 10:00 A.M., New York City time, as soon as practicable (and in no event later than three Business Days) after satisfaction of all applicable conditions to Closing (the "Closing Date"), but in no event later than the Termination Date, unless Parent and the Company shall mutually agree upon a later date. The parties shall use all commercially reasonable efforts to cause the Closing to occur prior to June 15, 1998.

     4.2 HSR Filing. The parties shall use their respective best commercial efforts to prepare and file the Notification and Report Form for Certain Mergers and Acquisitions and related documentation (together with any necessary exhibits thereto) required under the HSR Act with the Federal Trade Commission and the Department of

Justice no later than the second Business Day following the date of this Agreement. Thereafter, the parties shall use their respective commercially reasonable efforts to cause the applicable waiting period under the HSR Act to be terminated as early as possible, including promptly furnishing such additional materials or information as shall be requested in connection therewith, promptly responding to all inquiries and using all such efforts to overcome any objections which may be raised by the Federal Trade Commission or the Department of Justice. Purchaser shall pay the $45,000 filing fee required under the HSR Act.

     4.3 Proceedings. All proceedings to be taken and all documents to be executed and delivered at the Closing in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the parties hereto. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.


                                    ARTICLE V

                 Representations and Warranties of the Companies

     The Companies jointly and severally represent and warrant to Purchaser and Parent as follows:

     5.1 Execution and Effect of Agreement. The Company has the requisite partnership power and authority to enter into and perform this Agreement and all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by the Company in connection herewith (collectively, with this Agreement, "Seller's Documents"). Each of the Lessees has the requisite corporate power and authority to enter into and perform this Agreement and all other Seller's Documents. Subject to obtaining the consents set forth on
Schedule 5.4, as of the date hereof and on the Closing Date, the Company and the Lessees will have the full right, power and authority to sell, assign, transfer and deliver the Purchased Assets owned or leased by them as provided in this Agreement. Except as set forth on Schedule 5.4 hereto, no consent, approval, authorization or waiver is required in connection with the execution, delivery and performance of this Agreement by the Company or the Lessees or the sale, assignment, transfer and delivery of the Purchased Assets contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and each Lessee, and Seller's Documents are (or when executed and delivered will be) legal, valid and binding obligations of the Company and each Lessee, enforceable in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     5.2 Requisite Action. The execution, delivery and performance by the Company of this Agreement and the other Seller's Documents has been duly authorized by all requisite partnership action of the Company and by all requisite corporate action of the General Partners. The execution, delivery and performance by each Lessee of this Agreement and the other Seller's Documents has been duly authorized by all requisite corporate action of such Lessee.

     5.3 Organization, Good Standing, Authority.

          (a) The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York, and has full power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted. The Company is duly qualified, authorized or licensed to do or conduct business and is in good standing as a foreign limited partnership under the laws of those jurisdictions listed on Schedule 5.3 hereto, constituting each jurisdiction in which the conduct of the Purchased Business or the ownership or leasing of the Purchased Assets requires such qualification, except where the failure to be so qualified, authorized or licensed would not have a Material Adverse Effect. The copies of the Certificate of Limited Partnership (certified by the Secretary of the State of New York), and Partnership Agreement of the Company as amended through and including the date hereof, which have been previously delivered to Purchaser (the "Partnership Governing Documents"), are correct and complete, have not been amended, modified or rescinded in any respect and are in full force and effect. Except as set forth on Schedule 5.3, the Company conducts, and since December 27, 1997, has conducted the Purchased Business only through the Company and the Lessees.

          (b) Each of the General Partners and the Lessees is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted. Each of the General Partners and the Lessees is duly qualified, authorized or licensed to do or conduct business and is in good standing as a foreign corporation under the laws of those jurisdictions listed on Schedule 5.3 hereto, constituting each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires such qualification, except where the failure to be so qualified, authorized or licensed would not have a Material Adverse Effect. The copies of the Certificate of Incorporation (certified by the Secretary of State of the State of the jurisdiction of its incorporation), and By-Laws of each of the General Partners and the Lessees, as amended through and including the date hereof, which have been previously delivered to Purchaser (the "Corporation Governing Documents"), are correct and complete, have not been amended, modified or rescinded in any respect and are in full force and effect.

     5.4 Restrictions. The authorization, execution, delivery and performance of Seller's Documents by the Companies and the consummation of the transactions contemplated hereby and thereby by the Companies do not and will not (a) violate any provision of any of the Governing Documents or (b) subject to obtaining the consents and making the filings set forth on Schedule 5.4 hereto, violate, conflict with, result in a breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, accelerate the performance required by, or result in the imposition of any Claim any terms or provisions of any agreement, instrument or writing of any nature to which any Company is a party or by which it is bound, in each case which would have a Material Adverse Effect, or to which any of the Purchased Assets or any aspect of the Purchased Business is subject, or (c) subject to obtaining the consents and making the filings set forth on Schedule 5.4 hereto, other than pursuant to the HSR Act, violate, or result in a breach of, conflict with, or require any notice, filing or consent under, any Requirement of Law or Permit applicable to any Company, in each case which would have a Material Adverse Effect, or the Purchased Assets or the Purchased Business, or any of them (including under the Purchased Contracts), or (d) subject to obtaining the consents and making the filings set forth on Schedule 5.4 hereto, result in the creation of any Claim against any Company, which would have a Material Adverse Effect, or the Purchased Assets or the Purchased Business, or any of them.

     5.5 Pro Forma Financial Statements. Attached hereto as Schedule 5.5 are the following pro forma financial statements of the Purchased Assets (collectively, the "Pro Forma Financial Statements"): (a) statements of net assets to be acquired at and as of December 27, 1997; (b) the statement of revenues and direct expenses before interest, taxes and allocated expenses for the year ended December 27, 1997; (c) the statement of net assets to be acquired as of April 25, 1998; and (d) the statement of revenues and direct expenses before interest, taxes and allocated expenses for the period commencing December 28, 1997 and ended April 25, 1998. The foregoing financial statements have been prepared in accordance with the books and records of the Company relating to the Purchased Assets and in accordance with generally accepted accounting principles applied on a consistent basis and maintained throughout the periods covered thereby (except, in the case of the Most Recent Financial Statements, for the absence of footnotes and normal year-end adjustments that will not, individually or in the aggregate, be material) and present fairly, in all material respects, the net assets, revenues and direct expenses before interest, taxes and allocated expenses as of the dates and for the periods indicated, except that (a) the Most Recent Financial Statements will not necessarily be indicative of the results to be expected for the full year and (b) no physical inventory has been taken at the end of such periods in connection with the preparation of any such statements. Purchaser and Parent hereby acknowledge and agree that (a) the Most Recent Financial Statements have been prepared at the request of Purchaser and Parent, (b) at the request of Purchaser and Parent, the Most Recent Financial Statements use methodologies for the allocation of expenses which vary from those used historically by the Companies, and (c) the financial results presented in the Most Recent Financial Statements will be materially different than the financial results presented in the Company's financial statements prepared using the methodology used historically by the Companies (and from the financial results contained in the Other Financial Statements). Purchaser and Parent further acknowledge and agree that they have reviewed and understand the point of sale markdown policies and practices, the inventory valuation policies and practices and the inter-store inventory transfer policies and practices.

     5.6 Intentionally Deleted.

     5.7 Absence of Changes. Since December 27, 1997 or such other date as expressly indicated below, and except as set forth on Schedule 5.7 hereto or as indicated on the Most Recent Financial Statements, the Purchased Business has been operated only in the Ordinary Course and the Companies, to the extent in connection with the Purchased Business or the Purchased Assets, have not:

          (a) experienced any damage, destruction or loss (whether or not covered by insurance) adversely affecting any property of the Companies which would have a Material Adverse Effect;

          (b) experienced any Material Adverse Effect;

          (c) incurred any Liability relating to, connected with, arising out of or otherwise affecting the Purchased Assets or the Purchased Business other than in the Ordinary Course and which are similar in kind and amount as those set forth in the Pro Forma Financial Statements which would have a Material Adverse Effect;

          (d) incurred any indebtedness for borrowed money relating to, connected with, arising out of or otherwise affecting the Purchased Assets or the Purchased Business;

          (e) to the extent it relates to the Purchased Business, experienced any strike or work stoppage or slowdown or loss of employees which adversely affects the Purchased Business or operations thereof;

          (f) sold, assigned, mortgaged, transferred, encumbered or granted a security interest in any Purchased Asset, tangible or intangible, to or in favor of any party except for payments of third-party obligations incurred in the Ordinary Course in accordance with the regular payment practices of the Companies with respect to the Purchased Business, dispositions of inventory in the Ordinary Course and dispositions of equipment in the Ordinary Course in an aggregate amount of not more than $50,000; nor sold, assigned, transferred or let lapse or otherwise disposed of any Intellectual Property;

          (g) permitted any write-down of the value of any material amount of inventory of the Purchased Business, except for write-downs in the Ordinary Course and not involving material amounts in excess of those in past fiscal years;

          (h) except in the Ordinary Course: (i) incurred any general increase in the compensation of, or benefits for, employees or independent contractors performing services for any of the Companies in connection with the Purchased Business (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment); or (ii) specifically granted any increase in any compensation or benefits payable to any individual officer, manager, employee, consultant, agent or broker engaged solely in the Purchased Business having annual remuneration in excess of $60,000;

          (i) incurred any forward purchase commitments involving more than $50,000, except for purchase orders in the Ordinary Course;

          (j) except for the implementation of the allocation methodology applicable to expenses (other than direct expenses) used in the preparation of the Annual Financial Statements and the Pro Forma Financial Statements, implemented any change in the accounting methods or practices followed by the Companies (including, without limitation, any change in the method of valuing its inventory) with respect to the Purchased Business or the Purchased Assets or any change in depreciation or amortization policies or rates theretofore adopted with respect to the Purchased Business or the Purchased Assets;

          (k) entered into, made any amendment of or terminated any Purchased Contract that is listed, or that should have been listed, on any Schedule hereto, except to the extent such amendment or termination is expressly listed on such Schedule;

          (l) suffered any loss or become aware of any prospective loss of any key personnel of the Purchased Business;

          (m) except as set forth on Schedules to this Agreement, since December 27, 1997, entered into any transaction with respect to the Purchased Business other than in the Ordinary Course consistent with past practice;

          (n) agreed to or permitted any of the foregoing; or

          (o) not entered into any contract involving any restriction with respect to the geographical area of operations or scope of the Purchased Business or use of any of the Purchased Assets.

     5.8 Taxes. Each of the Companies has properly filed or will file within the time prescribed by law all federal, foreign, state, local and other Tax and information returns and reports, if any, which are required to be filed by it, except for unclaimed or abandoned property reports, and has paid all amounts due thereon or with respect thereto. Except as set forth on Schedule 5.8 hereto, none of the Companies has received a nexus questionnaire or similar inquiry from any jurisdiction other than the States of New York, Pennsylvania, Connecticut, Massachusetts and New Jersey. Except as set forth in Schedule 5.8-1 (which will be delivered at least two days prior to the Closing), none of the Companies has been since January 1, 1995, under examination for federal, foreign, state or local income, sales, use, payroll or excise taxes (a "Tax Examination"). Except as set forth on Schedule 5.8-2, none of the Companies is currently under a Tax Examination and none of the Companies is in receipt of or has Knowledge of any notification or pending or prospective Tax Examination.

     5.9 Title to Properties; Absence of Encumbrances. The Companies have good and marketable title to or, in the case of properties subject to leases (including fixtures) or licenses, valid and subsisting leasehold interests or licenses in, all of the Purchased Assets (other than the Intellectual Property, as to which a representation is made in Section 5.11), including, without limitation, all properties and assets that are shown on the Pro Forma Financial Statements (except for assets sold in the Ordinary Course of business since the respective dates thereof), free and clear of any and all liens, pledges, security interests, options, rights of first refusal, mortgages, indentures, encumbrances, charges, agreements or claims of any kind whatsoever ("Claims"), except as set forth in Schedule 5.9 hereto and except for liens for current Taxes not yet due and payable (which the Companies or the General Partners, as the case may be, shall promptly pay when due). Subject to obtaining the consents and making the filings set forth on
Schedule 5.4, the sale, assignment, transfer and delivery of the Purchased Assets (other than the Intellectual Property, as to which a representation is made in Section 5.11) pursuant to this Agreement will convey to Purchaser good and marketable title, in the case of Purchased Assets (other than the Intellectual Property, as to which a representation is made in Section 5.11) owned by the Companies, and valid and subsisting leasehold interests or rights under subletting licenses, in the case of Purchased Assets (other than the Intellectual Property, as to which a representation is made in Section 5.11) leased or licensed by the Companies, and, in each case, free and clear of any and all Claims, except as set forth in Schedule 5.9 hereto and except for liens for current Taxes not yet due and payable (which the Companies or the General Partners, as the case may be, shall promptly pay when due). All of the Purchased Assets are held by, and all Purchased Contracts have been entered into, incurred and conducted by, the Companies, and not by any of their respective Affiliates.
Schedule 2.1(b) hereto will, as at the Closing also contain a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by the Purchased Business which would be typically found in the Purchased Stores and all interests therein. All of the Equipment, whether leased or owned by the Companies, is in good operating condition and repair, subject to ordinary wear and tear which does not have a Material Adverse Effect.

     5.10 Real Estate.

          (a) With respect solely to the Purchased Business, the Companies do not own any fee interests in real estate. Schedule 2.1(a) contains a list and description (including a brief description of the use to which such property is being employed, the annual rental and the termination date) of all Real Estate.
Schedule 2.1(a) also lists all guarantees of such Lease Agreements given by the Company, any partner of the Company or any other person or entity. True and complete copies of the Lease Agreements listed on Schedule 2.1(a) have been furnished to Purchaser. Each such Lease Agreement is legal, valid and binding as between the appropriate Lessee and the other party or parties thereto free of any default or breach whatsoever by such appropriate Lessee and such Lessee quietly enjoys the premises provided for therein. Each rental and other payment due from such appropriate Lessee thereunder has been duly made; each act required to be performed by such appropriate Lessee has been duly performed; and no act forbidden to be performed by such appropriate Lessee has been performed thereunder. To the Knowledge of the Companies, (i) there is no default or breach of any Lease Agreement by the other party or parties thereto, (ii) there is no failure by the other party or parties to any Lease Agreement to perform any acts required to be performed by such other party or parties thereunder and (iii) no other party or parties to any Lease Agreement has performed any act forbidden to be performed thereunder. Except as set forth on
Schedule 2.1(a) hereto, as of the date of this Agreement, none of the Companies nor any partner of the Company has received any written notice of (A) any violations (collectively, "Violations", and individually, a "Violation") of any applicable statute, rule or regulation or requirements of any federal, state or municipal department or agency having jurisdiction against or affecting the Real Estate or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale thereof (including, without limitation, building, health, safety, zoning and Environmental Laws (collectively, "Real Estate Legal Requirements")) whether or not such Violation has been officially noted or issued, or (B) any material condition relating to the Real Estate and/or the property covered by the Lease Agreements which would constitute a Violation which the Companies are obligated to cure. The Real Estate is and on the Closing Date shall be in compliance in all material respects with any and all applicable Real Estate Legal Requirements with which the Companies are obligated to comply under the applicable Lease Agreements. The Company shall give Purchaser notice of any Violations of which any of the Companies shall obtain written notice between the date of this Agreement and the Closing. The Companies shall be responsible for the removal of all Violations, if any, issued or existing with respect to the Real Estate which relate to the period up to and including the Closing Date for which the Companies are responsible under the Lease Agreement.

          (b) Except as set forth on Schedule 5.10, to the Knowledge of the Companies, as to the Real Estate, there is no pending imposition of any special or other assessments for public betterments or otherwise, and there are no proposed or pending special assessments affecting the Real Estate or any portion thereof or any penalties or interest due with respect to Taxes assessed against all or any such property in each case for which the Lessee is liable under the Lease Agreements.

          (c) As to the Real Estate, the Companies have not received any written notice or written request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of the Real Estate for which the Lessee is liable under the Lease Agreements.

          (d) As to the Real Estate, there has been no damage to any portion of the Real Estate caused by fire or other casualty which has not been fully repaired or restored which would have a Material Adverse Effect.

          (e) All buildings and other structures located on the Real Estate for which the Companies are responsible under the Lease Agreements are in good condition and repair, subject to ordinary wear and tear which would not have a Material Adverse Effect.

     5.11 Patents, Trademarks, Copyrights and Other Intellectual Property. A list and brief description of applications for registration and registrations for all trademarks, copyrights and patents, which are presently being used in the Purchased Business, and all licenses, contracts, rights and arrangements with respect to the foregoing, are set forth in

Schedule 2.1(f) hereto, respectively. The Company has furnished to Purchaser true and complete copies of each of the foregoing. Except as set forth in
Schedule 5.11, solely to the extent used in the Purchased Business within the geographic area in which such Purchased Business is currently being conducted, the Companies own the entire, unencumbered right, title and interest to all such respective properties listed on Schedule 2.1(f) free and clear of all liens, pledges, security interests, options, rights of first refusal, mortgages, indentures, encumbrances, charges or agreements of any kind whatsoever, and, except as set forth in Schedule 5.11 and except for unregistered trademarks and tradestyles, no rights or licenses to others have been granted by the Companies with respect to any of such properties. Except as set forth in Schedule 5.11, the trademarks and service marks set forth on Schedule 2.1(f) have been duly registered with the U.S. Patent and Trademark Office. Except as set forth in
Schedule 5.11, the Companies possess the right to use within the geographic area in which such Purchased Business is currently being conducted the trademarks and servicemarks listed on Schedule 2.1(f), without any known conflict with or infringement of the rights of others. Except as set forth in Schedule 5.11, none of the Companies has received any written notice of any claimed conflict with respect to any of the foregoing. To the Knowledge of the Companies, there is no default or alleged default on the part of any party in the performance of any obligation to be performed or paid by any party under any licenses, contracts, agreements or arrangements referred to in or submitted as a part of Schedule 5.11.

     5.12 Contracts, Etc. Schedule 2.1(h) hereto sets forth a correct and complete list of all of the Purchased Contracts, which list includes, solely to the extent relating to the Purchased Business any (a) contract not made in the Ordinary Course; (b) contract for the employment of any officer or employee; (c) advertising agreement; (d) franchise, distributorship, service, license, royalty or sales agency agreement; (e) contract for the future purchase of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable by the Companies within a period of one year from the date hereof or in excess of normal operating requirements; (f) agreement for the sale or lease of any of the assets of the Companies other than inventory in the Ordinary Course; (g) contract, understanding or commitment of expenditures in excess of $50,000; (h) mortgage, pledge, conditional sales contract, security agreement, factoring agreement, or other agreement encumbering any of the Purchased Assets; (i) lease of Real Estate, machinery or equipment where the total payments under such lease are in excess of $50,000 on an annual basis; (j) agreement with a labor union or labor association; (k) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement wherein the Companies received or extended credit; (l) consulting agreement; (m) joint venture, partnership or similar type of arrangement; (n) retainer arrangement with an attorney, accountant, actuary, consultant or other professional; (o) contract or other arrangement in which any partner, officer, director or shareholder of the Companies has a material interest; or (p) contract, agreement or arrangement which is material to the conduct of the Purchased Business. Complete and correct copies of each Purchased Contract have been furnished or made available to Purchaser. Except as set forth in Schedule 2.1(h) hereto, the Companies have performed all of the obligations required to be performed by it to date and is not in default under any Purchased Contract. Except as set forth in Schedule 2.1(h) hereto, to the

Knowledge of the Companies no person with whom any of the Companies has a Purchased Contract which is of material importance to the Purchased Business is in default thereunder. Except as disclosed herein or in Schedule 2.1(h) hereto, none of the Companies is a party to any non-compete or similar agreement which in any way restricts the operation of the Purchased Business or the Purchased Assets.

     5.13 Inventory. Schedule 5.13 sets forth a description of the methodology used by the Company to record inventory on the Most Recent Financial Statements. The inventory of the Companies included in the Purchased Assets is in good and marketable condition, subject to defects consistent with the prior defect history of the Companies. The Companies reasonably expect that such inventory is saleable in the normal course of the Purchased Business as currently conducted, in accordance with current pricing and markdown policies of the Companies consistent with those used to calculate the December 27, 1997 closing inventory in the Annual Financial Statements as at and for the period ended December 27, 1997 and within normal inventory "turn" experience for the Companies, subject only to the reserve for inventory writedown (if any) used in the calculation of inventory for the Most Recent Financial Statements, as adjusted for inventory sold and acquired in the Ordinary Course through the Closing Date, in accordance with the past custom and practice of the Purchased Business. Nothing in this provision is intended to imply or create any obligation or representation of the Companies with respect to, or how saleability of the inventory may be affected by, the operation of the Purchased Business by Purchaser and/or Parent from and after the Closing Date, to the extent that the Purchased Business is operated differently from and after the Closing Date than before the Closing Date.

     5.14 Authorizations; Compliance.

          (a) The Companies have all necessary Permits required for the ownership or occupancy of the Purchased Assets, and the carrying on of the Purchased Business (the "Required Permits"). Schedule 5.14 hereto contains a complete and correct list of all Required Permits (except motor vehicle licenses). Each such Required Permit is valid and in full force and effect, and, except as set forth on Schedule 5.14 hereto, will not be terminated or revoked by the transactions contemplated hereby, and the Companies have not received written notice that revocation is being considered with respect to any such Required Permit. The Companies are in compliance in all material respects with all Requirements of Law and has not received any written notice or charge asserting any violation of any Requirement of Law which has not been cured, except in each case which would not have a Material Adverse Effect.

          (b) The Companies have furnished to Purchaser copies of all written reports of inspections relating to the Purchased Business from January 1, 1997 through the date hereof under the Occupational Safety and Health Act and the Equal Employment Opportunity Act or comparable state or local legislation and the regulations promulgated thereunder. The deficiencies, if any, noted on such reports or any deficiencies noted by inspection through the Closing Date have been corrected or have been adequately reserved against on the Most Recent Financial Statements, as the case may be. Except as listed on Schedule 5.14, to the Knowledge of the Companies, there is no anti-competitive, discrimination or employment claim relating to the Purchased Business.

     5.15 Company Employees.

          (a) Schedule 5.15 sets forth the names of all Eligible Employees, together with each Eligible Employee's current salary, most recent bonus, years of credited service for purposes of severance, vacation benefits, date of birth and date of employment, as of April 25, 1998. Schedule 5.15 also lists the names of all independent contractors regularly engaged by the Companies in connection with the Purchased Business as of April 25, 1998, and all employment, consulting or other agreements with such Persons. Since December 27, 1997, no Person listed on Schedule 5.15 who is considered a key employee has specifically informed the Company of a desire to terminate his or her employment, or any intention to terminate his or her employment upon a sale of the Purchased Business.

          (b) No Person listed on Schedule 5.15 is or since January 1, 1997 has been represented by any labor or trade union and no movement to designate a collective bargaining unit to represent any of such Persons exists or is threatened. The Companies, except as set forth on Schedule 5.14, have complied with all applicable wage and hour, equal employment, safety and other Requirements of Law relating to such Persons in all material respects.

     5.16 Employee Benefit Plans.

          (a) Schedule 5.16 sets forth a list of (A) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (B) to the extent not covered under (A) above, each fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, health, sickness or disability, workers' compensation, severance or separation, restricted stock or other employee benefit plan, agreement, policy or arrangement, whether written or oral, (1) which is or has been maintained or contributed to within the last three years by the Company or any entity, trade or business which together with the Company would be considered a single employer under Section 414 of the Code (an "ERISA Affiliate") for the benefit of the Persons listed on Schedule 5.15 or (2) under which any of the Companies has or may have any material liability or obligation (the "Benefit Plans"). Except as disclosed on Schedule 5.16, no Benefit Plan provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to the Persons listed on Schedule 5.15 after the retirement of such Persons or other termination of employment (other than continuation coverage required under COBRA which may be purchased at the sole expense of such Persons). Except as disclosed on Schedule 5.15, no Benefit Plan is subject to Section 412 of the Code, or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or incurred any obligation or liability with respect to (i) any "multiemployer plan", as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (either as an employer or a joint employer) or (ii) any plan subject to Title IV of ERISA.

          (b) With respect to each Benefit Plan, the Company has heretofore delivered to Purchaser true and complete copies of the text of the Benefit Plan.

          (c) With respect to each employee benefit plan or arrangement (including the Benefit Plans) maintained or contributed to by the Company or any ERISA Affiliate, (i) there is no actual or contingent liability of the Company or any ERISA Affiliate under Title IV of ERISA or the Code to any person or entity, including the Pension Benefit Guaranty Corporation (the "PBGC"), the Service, any such plan or the participants (or their beneficiaries) in any such plan (other than the obligation to pay routine benefit claims when due under the terms of such plan), (ii) the assets of the Purchased Business have not been subject to a lien under ERISA or the Code and (iii) there is no basis for such liability or the assertion of any such lien with respect to the assets of the Purchased Business as the result of or after the consummation of the transactions contemplated by this Agreement.

     5.17 Insurance. Schedule 5.17 hereto contains a complete and correct list of all policies of insurance of any kind or nature covering or related to the Purchased Business, including, without limitation, policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such policies (a) are in full force and effect; and (b) are sufficient for compliance with all Requirements of Law applicable to the Purchased Business and of all Purchased Contracts. Complete and correct copies of such policies have been furnished to Purchaser.

     5.18 Litigation. Schedule 5.18 hereto contains a complete and correct list of all actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of the Companies, threatened against, the Companies or any of their respective assets, or, in connection with the Purchased Business, any officer, director or employee of the Companies, in each case, which would have a Material Adverse Effect. Except as set forth on Schedule 5.18 hereto, the Companies are not subject or party to any judgment, order, or other direction of or stipulation with any Governmental Authority, or in violation of any other Requirements of Law, in each case, which would have a Material Adverse Effect.

     5.19 Environmental Matters. Except as disclosed on Schedule 5.19: (i) the Companies' operations of the Purchased Business comply, in all material respects, with all applicable Environmental Laws; (ii) the Companies are not in breach of any of their obligations, covenants or agreements in the Lease Agreements relating to Environmental Laws, Hazardous Substances, the maintenance and cleaning of the Real Estate, or any other environmental matters; (iii) the Companies have not engaged in any activities that have resulted in, or otherwise caused there to be present, any Hazardous Substances on, in, under or from any of the Real Estate that are reasonably likely to require any investigation, remediation, monitoring or clean-up activities to be undertaken; and (iv) the Company has provided to Purchaser and Parent all material environmental reports, assessments, audits, studies, investigations, data, environmental Permits, and other material written environmental information in its custody, possession or control concerning any of the Purchased Assets, the Purchased Business or the Real Estate.

     5.20 Transactions with Affiliates. Except as set forth in Schedule 5.20 hereto and except for ordinary dealings with their employees, since December 27, 1997, the Companies, solely with respect to the Purchased Business, have not had any direct or indirect dealings (including, without limitation, any transactions, relationships, contracts, arrangements, understandings, commitments or agreements) with any partner of the Company (other than its General Partners) or with any of their respective Affiliates or relatives.
Schedule 5.20 reasonably describes the nature and extent of any products, services or benefits provided to the Purchased Business by any Affiliate of the Companies without a corresponding charge equal to the fair market value of such products, services or benefits.

     5.21 Intentionally Deleted.

     5.22 Illegal Payments. None of the Companies nor any of their respective officers and employees (including, without limitation, the partners of the Company) have made any illegal payments to, or provided any illegal benefit or inducement for, any Governmental Authority, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to the Companies; provided, however, that employees of the Companies may from time to time have made customary holiday gifts of nominal value to suppliers or customers.

     5.23 No Brokers or Finders. No person or entity is entitled to any brokerage commission, finder's fees, advisory or other like payment from the Companies in connection with this Agreement or the transactions contemplated hereby for which Purchaser or Parent could become liable.

     5.24 Lessees. Except for the Lessees set forth on Schedule 5.24, other than entering into and holding the Lease Agreements, or as may arise directly therefrom, the Lessees have no assets, properties or liabilities of any kind. Except for the Lessees set forth on Schedule 5.24, the Lessees have no employees or operations of any kind. All payments required of the Lessees and other obligations of the Lessees under the Lease are and have been funded or provided by the Company and its Affiliates.

     5.25 Investment Representation. The Company possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the portion of the Consideration consisting of shares of Parent Common Stock. The Company is fully aware of the restrictions on resale of such shares pursuant to applicable securities laws prior to registration thereof (as contemplated by Section 8.3 hereof).

     5.26 Disclosure. The representations and warranties by the Companies, and as each has been amended or supplemented in accordance herewith or therewith, in this Agreement or in any other Seller's Documents, taken as a whole do not contain or will not contain any untrue statement of a material fact or omit or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading, taken as a whole, and as each has been amended or supplemented in accordance herewith or therewith.

     5.27 Equipment. The Equipment located in the Purchased Stores as of the date hereof is substantially the same as the Equipment located in the Purchased Stores on April 25, 1998.

     5.28 No Other Representations or Warranties. The Companies acknowledge and agree that (i) the representations and warranties contained in Article VI of this Agreement are the only representations and warranties made by Purchaser and Parent and such representations and warranties expressly supersede and replace any and all other representations or warranties of Purchaser and Parent, whether written or oral, express or implied, whenever or however made and (ii) they are not relying and have no remedy or recourse with respect to any information, agreements, materials, financial information or documents previously provided by Purchaser and Parent and/or their representatives, all of which are expressly superseded by the representations and warranties contained in Article VI of this Agreement.


                                   ARTICLE VI

                   Representations and Warranties of Purchaser

     Each of Purchaser and Parent represents and warrants to the Companies that:

     6.1 Organization and Good Standing. Each of Purchaser and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2 Execution and Effect of Agreement.

          (a) Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements, certificates and documents executed or delivered or to be executed or delivered by Parent or Purchaser in connection herewith (collectively, with this Agreement, "Purchaser's Documents"). The execution, delivery and performance by Purchaser of Purchaser's Documents have been duly authorized by all necessary corporate action of Purchaser. Subject to expiration or earlier termination of the applicable waiting period under the HSR Act, no consent, approval, authorization or waiver is required in connection with the execution, delivery and performance of this Agreement by Purchaser. This Agreement has been duly executed and delivered by Purchaser and Purchaser's Documents are (or when executed and delivered by Purchaser will be) legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Parent has the requisite corporate power and authority to enter into and perform this Agreement. Subject to the approval of Parent's Board of Directors, the execution, delivery and performance by Parent of Purchaser's Documents have been duly authorized by all necessary corporate action of Parent. Subject to expiration or earlier termination of the applicable waiting period under the HSR Act, no consent, approval, authorization or waiver is required in connection with the execution, delivery and performance of this Agreement by Parent. This Agreement has been duly executed and delivered by Parent and is (or when executed and delivered by Parent will be) legal, valid and binding obligations of Parent, enforceable in accordance with its respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     6.3 Restrictions. The authorization, execution, delivery and performance of Purchaser's Documents by Parent and Purchaser and the consummation of the transactions contemplated hereby and thereby by Parent and Purchaser do not and will not (a) violate any of the provisions of the Certificate of Incorporation or By-Laws of Purchaser or Parent, (b) violate, conflict with, result in a breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, or result in the imposition of any Claim, any terms or provisions of any agreement, instrument or writing of any nature to which Purchaser or Parent is a party or is bound, in each case which would have a material adverse effect on Parent or Purchaser, other than the consents set forth on Schedule 6.3 hereto,
(c) violate, or result in a breach of, conflict with or require any notice, filing or consent under, any Requirement of Law or Permit applicable to Purchaser or Parent (other than pursuant to the HSR Act), or (d) result in the creation of any Claim against Purchaser or Parent which would have a material adverse effect on Parent or Purchaser.

     6.4 No Lawsuits. There is no lawsuit, proceeding or investigation pending or, to the knowledge of Purchaser or Parent, threatened against Purchaser or Parent which might question the validity or propriety of this Agreement or the consummation of any of the transactions contemplated hereby. Except as otherwise disclosed in Parent's filings with the Commission, there are no actions, suits, mediations, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the actual knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent or Purchaser (having made such inquiry, if any, as is reasonable under the circumstances), threatened against Parent or Purchaser or other events which would have a material adverse effect on the business, operating assets, liabilities, results of operation, cash flows or financial condition of Purchaser or Parent taken as a whole.

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



     6.5 No Brokers or Finders. No person or entity is entitled to any brokerage commission, finder's fees, advisory or other like payment from Purchaser or Parent in connection with this Agreement or the transactions contemplated hereby for which the Companies could become liable or obligated.

     6.6 Filings with the Commission. Parent has filed and made available to the Company all reports it has filed with the Commission for the past two (2) years. Such reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended; and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such reports or necessary in order to make the statements in such reports, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Parent included in such reports complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and were, (x) when filed, in accordance with the books and records of Parent, (y) complete and accurate in all material respects, and (z) present fairly in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Parent and its subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

     6.7 Shares of Parent Common Stock. The shares of Parent Common Stock to be issued and delivered to the Company pursuant to this Agreement are, or will be, duly issued, fully paid and non-assessable. At the Closing, Parent will transfer to the Company good and marketable title to such shares of Parent Common Stock, free and clear of all Claims (except as expressly provided herein or in the Transitional Services Agreement, the Escrow Agreement or, with respect to the Sugarman Shares, the Sugarman Lock-Up Agreement), and, as of the Closing, the Company will be the record owner of all such shares of Parent Common Stock.

     6.8 Offering of Shares of Parent Common Stock. Neither Parent nor Purchaser has offered to sell any of the shares of Parent Common Stock to be issued and delivered hereunder in a manner which would require the sale hereunder to be registered under the Securities Act of 1933, as amended.

     6.9 Limitation on the Companies' Representations and Warranties. Parent and Purchaser acknowledge and agree that the Purchased Assets, the Purchased Stores and the employees listed on Schedule 2.4 are not sufficient to operate the Purchased Business as operated by the Companies immediately prior to the Closing Date, and that Parent and Purchaser will need to obtain certain additional assets, service and employees in order to operate the Purchased Business as operated by the Companies immediately prior to the Closing Date. Purchaser and Parent further acknowledge that the

Purchased Business has never been operated as a separate stand-alone business prior to the Closing Date.

     6.10 No Other Representations or Warranties. Purchaser and Parent acknowledge and agree that (i) the representations and warranties contained in
Article V of this Agreement are the only representations and warranties made by the Companies and such representations and warranties expressly supersede and replace any and all other representations or warranties of the Companies, whether written or oral, express or implied, whenever or however made and (ii) they are not relying and have no remedy or recourse with respect to any information, agreements, materials, financial information or documents previously provided by the Companies and/or their representatives, all of which are expressly superseded by the representations and warranties contained in
Article V of this Agreement.


                                   ARTICLE VII

                           Covenants of the Companies

     The Companies jointly and severally covenant and agree with Purchaser and Parent that:

     7.1 Access to Records and Properties of the Purchased Business; Confidentiality. From and after the date hereof until the Closing Date, the Companies shall afford and, with respect to clause (ii) below, shall cause their certified public accountants to afford, (i) to the officers, accountants, counsel, financial advisors and other representa tives or agents of Purchaser and Parent, full access at all reasonable times to the assets, properties, contracts, premises, books and records (including tax returns filed and those in preparation) of the Purchased Business in order that Purchaser and Parent may have full opportunity to make investigation of the assets and affairs of the Companies, and to such additional financial and operating data and other information about the business and properties of the Purchased Business as Purchaser and Parent shall from time to time reasonably request; and (ii) to the accountants of Purchaser and Parent full (but confidential) access at all times to work papers and other records of the certified public accountants of the Companies relating to the Companies. Such access shall include, with consent of the Company (such consent not to be withheld unreasonably), but shall not be limited to, the placing of one or more employees and authorized representatives at any office or premises of the Company for the purpose of enabling such employees and representatives to become familiar with the Purchased Business. The Company shall coordinate access by Purchaser and Parent to employees of the Companies; provided, however, that the such access shall be required only to those persons who (x) are listed on Schedules 2.4-A, 2.4-B and 2.4-D hereto, (y) will perform services for Purchaser and/or Parent under the Transitional Services Agreement or (z) prepared or were responsible for preparing any due diligence materials delivered to Purchaser or Parent in connection with this Agreement. The terms and provisions of the Confidentiality Agreement dated February 1998 between Retail Apparel and Parent shall remain in full force and effect, applicable to the Companies (as if references to Retail Apparel were also to the Companies) and to

Purchaser (as if references to Parent were also to Purchaser) thereunder, and deeming all information obtained pursuant to this Agreement to be Evaluation Material as defined therein.

     7.2 Conduct of Business. From and after the date hereof until the Closing Date, the Purchased Business shall be conducted only in the Ordinary Course. The Companies shall not, except as set forth on Schedule 7.2, without the prior written consent of Purchaser, take or commit to take any of following actions:
(a) amend its certificate of limited partnership or partnership agreement, (b) enter into any employment agreement with, or become liable for any bonus, profit-sharing or incentive payment to, or increase the compensation or benefits of, any of its employees listed on Schedule 2.4, except pursuant to presently existing plans, arrangements or agreements disclosed herein or in a Schedule hereto, (c) sell, transfer, encumber or acquire any of the Purchased Assets other than inventory sold in the Ordinary Course, (d) solely in respect of the Purchased Business make any material changes in its customary method of operations, including marketing, selling and pricing policies and maintenance of business premises, fixtures, furniture and equipment, (e) modify, amend or cancel any Purchased Contracts other than in the Ordinary Course, (f) enter into any loan agreements or modify, amend or cancel any existing loan agreements (other than as contemplated by Section 9.13, or (g) take any other action which would cause any of the representations and warranties in Seller's Documents made by the Company not to be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

     7.3 Schedules.

          (a) The Company will notify Parent and Purchaser of any matter that existed as of the date of this Agreement and should have been set forth or described in the Schedules hereto and any matter hereafter arising which, if existing on the date of this Agreement, would have been required to be set forth or described in the Schedules hereto, by delivery of appropriate amendments or supplements to all such Schedules no later than two Business Days prior to the Closing, except in the event of an unforeseen occurrence during such period, in which event the Company may deliver an additional amendment or supplement after such date, and Purchaser or Parent may thereupon delay the Closing for a reasonable period. No such supplement or amendment shall be given effect for purposes of determining the satisfaction of the conditions set forth in Articles IX or X of this Agreement; provided, however, that such supplements or amendments shall be effective for purposes of determining a party's entitlement to indemnification under Sections 13.1 or 13.2.

          (b) The Companies, Parent and Purchaser agree that any fact, matter or information disclosed in any part of this Agreement or on any Schedule hereto or in any other Seller's Document or on any schedule thereto shall be deemed to have been disclosed in each other Seller's Document, this Agreement, and each schedule hereto and thereto, in each other place where such disclosure may be appropriate.

     7.4 Standstill. From the period from the date hereof and ending on June 30, 1998 (the "No-Shop Period"), the Companies and their fiduciaries, employees, advisers or other representatives retained by them directly or indirectly shall not (a) pursue, solicit, initiate or encourage any inquiry or offer, or accept any unsolicited offers, to (i) purchase three or more (in the aggregate) of the Purchased Stores, other than sales of inventory in the Ordinary Course, (ii) purchase any partnership interest of the Company or stock of its partners or of the Lessees, other than transfers among existing partners or shareholders and their family members, or (iii) merge, reorganize or engage in a similar transaction involving any of the partners of the Company (or shareholders of such partners) or the Lessees (or their shareholders) in each case with any non-affiliated third party (each such transaction, a "Competing Transaction") or
(b) furnish any confidential information with respect to the Companies to any person regarding any such inquiries or offers, or participate in any discussions or negotiations regarding any such inquiries or offers. In the event that (x) any of the Companies breaches the provisions of the preceding sentence, (y) any of the Companies enters into a binding written agreement with a third party with respect to a Competing Transaction prior to January 15, 1999, and (z) such Company consummates such Competing Transaction with such third party, the Company shall pay to Purchaser an amount in cash equal to $1,610,000, within two Business Days of consummation of such a transaction.

     7.5 Maintenance of Insurance. From and after the date hereof until the Closing Date, each of the Companies shall maintain in full force and effect all of its presently existing insurance coverage, or insurance comparable to such existing coverage on the Purchased Assets.

     7.6 Affidavit. Prior to the Closing Date, Purchaser shall have received an affidavit from the Companies, in a form satisfactory to Purchaser, stating, under penalty of perjury, the Companies' United States taxpayer identification number and that the Company is not a foreign person within the meaning of
Section 1445(b)(2) of the Code.

     7.7 Further Actions. From and after the date hereof until the Closing Date, the Company shall (a) execute and deliver such instruments and take such other actions as Purchaser may reasonably require to carry out the intent of this Agreement, (b) use its commercially reasonable efforts to obtain consents of all third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement, (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of the transaction contemplated hereby is required, (d) give written notification to Parent of the existence of any event or circumstance which the Company asserts permits it to refuse to consummate the transactions contemplated by this Agreement, promptly upon becoming aware of such item.

     7.8 Annual Financial Statements. The Company shall deliver to the Purchaser and Parent, not later than two business days prior to the Closing, the following financial statements of the Purchased Assets: (collectively, the "Annual Financial Statements"): (a) statements of net assets to be acquired at and as of December 27, 1997; and (b) the statement of revenues, direct expenses and allocated expenses before interest and taxes for the year ended December 27, 1997, with the opinion of Patrusky, Mintz & Semel, independent certified public accountants, in the form of Exhibit 7.8 attached hereto. The Company covenants and warrants that each of the Annual Financial Statements have been prepared in accordance with the books and records of the Company relating to the Purchased Assets and in accordance with generally accepted accounting principles applied on a consistent basis and maintained throughout the periods covered thereby and present fairly, in all material respects, the net assets, revenues, direct expenses and allocated expenses before interest and taxes as of the dates and for the periods indicated. Purchaser and Parent acknowledge and agree that they have reviewed and understand the point of sale markdown policies and practices, the inventory valuation policies and practices and the inter-store inventory transfer policies and practices.

     7.9 Lease Agreements.

          (a) The Company shall provide to Purchaser all reasonable cooperation (without having to expend any funds) that Purchaser may from time to time request (including after the Closing) to effectuate an amendment to or a restatement of any Lease Agreement for a Purchased Store that is actually acquired by Purchaser hereunder (i.e., a Lease Agreement that becomes an Assumed Contract), or to obtain from any holder of a mortgage encumbering the premises subject to any such Lease Agreement a non-disturbance agreement with Purchaser. In connection with obtaining any landlord consent, Parent will, to the extent required to obtain such consent without additional consideration, if any, agree to guarantee the obligations of Purchaser under the applicable Lease Agreement.

          (b) Notwithstanding any provision of this Agreement to the contrary, the Company and the Lessees shall have the right to disclose the name of Purchaser and Parent and the terms and existence of this Agreement and the transaction contemplated hereby, in connection with obtaining the consent to the transaction of the landlords under the Lease Agreements. In addition, the Companies shall endeavor to include representatives of Parent and Purchaser in meetings and discussions with such landlords for such purposes and otherwise in furtherance of this Agreement where appropriate.

     7.10 Lock-Up.

          (a) From the date hereof, the Company shall not dispose of any Escrow Shares prior to the 18-Month Date except as such transfer may occur (i) in a merger by operation of law, (ii) in acceptance of an offer to purchase all or substantially all the outstanding shares of Parent Common Stock or (iii) in connection with the sale of all or substantially all of Parent's assets. The Company shall not dispose of any Basic Shares until two trading days after Parent's public announcement of its earnings for the quarter ended July 31, 1998, which Parent agrees to make no later than 45 days following the end of such quarter.

          (b) The Company shall use its best efforts to cause Gary Sugarman not to dispose any of his Additional Shares prior to the third anniversary of the Closing.

          (c) The Company, its partners and their stockholders and their respective Affiliates shall not sell any shares of Parent Common Stock acquired hereunder other than in an orderly fashion using BT Alex. Brown, Hambrecht & Quist, NationsBank Montgomery Securities or CIBC Oppenheimer or another broker-dealer acceptable to Parent until such time as the Company and such Persons referred to above collectively own fewer than 20,000 shares of Parent Common Stock acquired hereunder that may be sold without restriction under applicable securities laws. For this purpose, a block trade shall be deemed to be a sale made in an orderly fashion. Notwithstanding the foregoing, in the event that a Registration Statement is not declared effective by the Applicable Registration Deadline, (i) any sale made in accordance with Rule 144 promulgated by the Commission under the Securities Act of 1933, as amended, and (ii) any private resale shall be deemed to have been made in an orderly fashion.

          (d) Anything in this Section to the contrary notwithstanding, the Company may distribute shares of Parent Common Stock to its partners and their shareholders and such shareholders' family members; provided, that (i) such distributees shall be held to the same restrictions as the Company (including the restrictions provided in this Agreement) with respect to such shares, (ii) at the time of each such distribution, legal counsel to the Company reasonably acceptable to Purchaser and Parent shall issue a legal opinion to be relied upon by legal counsel to Parent and Purchaser and by the transfer agent and registrar for the Parent Common Stock to the effect that such transfer is exempt from
Section 5 under the Securities Act of 1933, as amended, which opinion shall be in form and substance reasonably satisfactory to Purchaser and Parent, and (iii) prior and subsequent to any transfers, the certificates representing such shares shall bear appropriate restricted legends with respect to the lock-up of such shares. For purposes of the foregoing provision, Richards Spears Kibbe & Orbe is deemed acceptable to Parent and Purchaser.

          (e) The Company shall not sell or otherwise transfer any shares of Parent Common Stock in violation of the Securities Act of 1933, as amended, or any other applicable Requirement of Law.

     7.11 Hiring. Neither the Company nor any of its Affiliates will, by act or omission, interfere with efforts of Purchaser and/or Parent to hire Gary Sugarman and any employees selected by Purchaser and/or Parent from those persons specified on Schedule 2.4 and all store-level personnel employed at or associated with the Purchased Stores (to the extent actually acquired hereunder).

     7.12 Cooperation Regarding Promotional Allowances, Etc. The parties hereto acknowledge that suppliers of inventory often provide, on a negotiated basis, "markdown money" (as such term is commonly used in the apparel industry) in the form of discounts on future orders, promotional allowance, marketing funds or otherwise. To the extent that such "markdown money" is negotiated after the Closing Date with respect to inventory sold by such vendors to the Companies prior to the Closing Date, the parties hereto agree to allocate such "markdown money" equitably between Purchaser, on the one hand, and the Companies, on the other.

     7.13 Employment. Pending the Closing, the Companies shall use their respective commercially reasonable efforts to retain the services of the Eligible Employees.

     7.14 Other Financial Statements. The Company shall deliver to Purchaser and Parent, not later than 30 days after the Closing Date, the following unaudited pro forma financial statements of the Purchased Assets (collectively, the "Other Financial Statements"): the statement of net assets to be acquired as of March 28, 1998 and the statements of revenues, direct expenses and allocated expenses before interest and taxes for the 13-week periods ended March 28, 1998 and March 29, 1997. The Companies warrant that the Other Financial Statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis and maintained throughout the periods covered thereby (except for the absence of footnotes and normal year-end adjustments that will not, individually or in the aggregate, be material) and will present fairly in all material respects, the net assets to be acquired, revenues, direct expenses and allocated expenses before interest and taxes as of and for the periods indicated, except that (a) the Other Financial Statements will not necessarily be indicative of the results to be expected for the full year and (b) no physical inventory has been taken at the end of such periods in connection with the preparation of any such statements. Purchaser and Parent hereby acknowledge and agree that (a) the Other Financial Statements have been prepared at the request of Purchaser and Parent, (b) at the request of Purchaser and Parent, the Other Financial Statements use methodologies for the allocation of expenses which vary from those used historically by the Companies, and (c) the financial results presented in the Other Financial Statements will be materially different than the financial results presented in the Company's financial statements prepared using the methodology used historically by the Companies (and from the financial results contained in the Most Recent Financial Statements). Purchaser and Parent further acknowledge and agree that they have reviewed and understand the point of sale markdown policies and practices, the inventory valuation policies and practices and the inter-store inventory transfer policies and practices.


                                  ARTICLE VIII

                        Covenants of Purchaser and Parent

     8.1 Conduct of Business. Each of Purchaser and Parent covenants and agrees with the Companies that between the date hereof and the Closing, it will not take any action which would cause any of the representations and warranties made by it in Purchaser's Documents not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.


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



     8.2 Further Actions. Each of Purchaser and Parent agrees with the Company that Purchaser and Parent will (i) execute and deliver such instruments and take such other actions as the Company may reasonably require to carry out the intent of this Agreement, (ii) use its commercially reasonable efforts to obtain consents of any third party or Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement, (iii) diligently support this Agreement in any proceeding before any Governmental Authority from which approval of the transactions contemplated hereby is required, (iv) give written notification to the Company of the existence of any event or circumstance which Purchaser or Parent asserts permits it to refuse to consummate the transactions contemplated by this Agreement, immediately upon becoming aware of such item.

     8.3 Registration Rights.

          (a) Parent shall use best commercial efforts to file with the Commission at least 60 days prior to the applicable Registration Deadline and cause to become effective a shelf registration statement on Form S-3 covering the public resale of the Basic Shares by the 90th day following the Closing and a shelf registration statement on Form S-3 covering the public resale of the Additional Shares by the 18-Month Date (each such shelf registration statement, a "Registration Statement"). In the event that a Registration Statement has not been declared effective by the Commission on or prior to the applicable registration deadline described in the preceding sentence (the "Applicable Registration Deadline"), Parent shall pay to the Company as liquidated damages an amount (the "Fixed Damages") equal to the sum of (i) the amount of $3,333.33 for each of the first 90 days after such deadline that such Registration Statement has not been declared effective by the Commission and (ii) $6,666.66 for each day after the first 90 days after such Applicable Registration Deadline that such Registration Statement has not been declared effective by the Commission; it being agreed that the Company's damages in such event might be impossible to ascertain and that such amounts constitute fair and reasonable measures of damages under the circumstances, and not a penalty. In the event that a Registration Statement has not been declared effective by the Commission on or prior to the Applicable Registration Deadline solely due to an act of god, review of the Registration Statement by the Commission, or a delay in the Commission's review of the Registration Statement caused by a government shutdown, slowdown or strike, Purchaser shall (in lieu of the Fixed Damages) pay to the Company as liquidated damages an amount (the "Market Damages") equal to the product of: (i) 0.002% of the product of (x) the number of shares of Basic Stock multiplied by (y) the Issue Price, (ii) the sum of (x) one plus (y) the number of full, 90-day periods that have elapsed since the Applicable Registration Deadline and (iii) the number of days after such deadline that such Registration Statement has not been declared effective by the Commission; provided, further, that Purchaser shall use its best commercial efforts to cause the Commission's review of such Registration Statement to be concluded as quickly as reasonably practicable (with the result that the Registration Statement be declared effective) and, if Purchaser fails to use such efforts, Purchaser shall be obligated to pay to the Company the Fixed Damages (in lieu of the Market Damages); it being agreed that the Company's damages in such event might be impossible to ascertain and that such amounts constitute fair and reasonable measures of damages under the circumstances, and not a penalty.

Any amounts of Fixed Damages or Market Damages payable pursuant to this Section shall accrue daily and shall be payable in cash promptly following each 30-day period after the Applicable Registration Deadline. The Fixed Damages and the Market Damages, as the case may be, provided in this provision are intended to be the exclusive remedy of the Company in the event that a Registration Statement does not become effective on or prior to the Applicable Registration Deadline.

          (b) Anything in this Agreement to the contrary notwithstanding: (i) the Company shall not be entitled to any further Fixed Damages, Market Damages or any other liquidated or other form of damages hereunder with respect to that number of shares of Parent Common Stock with respect to the failure of any Registration Statement to be declared effective prior to the Applicable Registration Deadline from and after the date on which such shares of Parent Common Stock may be traded or resold under Rule 144 promulgated by the Commission under the Securities Act of 1933, as amended; and (ii) if the mean of the intraday high and low bid prices for the Parent Common Stock on the date the Registration Statement is declared effective (the "Effective Date Price") exceeds the mean of the intraday high and low bid prices for the Parent Common Stock on the Applicable Registration Deadline (the "Deadline Price"), the Company's entitlement to Fixed Damages, Market Damages or any other liquidated or other form of damages hereunder with respect to the failure of any Registration Statement to be declared effective prior to the Applicable Registration Deadline shall be reduced by an amount equal to the product of (a) the number of shares of Parent Common Stock that were to be included in such Registration Statement, multiplied by (b) the excess, if any, of (i) the Effective Date Price, over (ii) the Deadline Price.

          (c) Purchaser shall keep each Registration Statement effective for two years after the filing thereof.

          (d) The parties shall be bound by the additional terms and provisions set forth on Annex 8.3 hereto.

     8.4 Options. Following the Closing, Parent shall grant options to purchase up to an aggregate of 75,000 shares of Parent Common Stock to employees of the Purchased Business, which options shall be granted no earlier than July 14, 1998, shall have an exercise price equal to the closing price per share of Parent Common Stock on the applicable date of grant and shall be given to such employees and in such numbers (subject to the foregoing aggregate limit) as Parent shall determine in consultation with Gary Sugarman.


                                   ARTICLE IX

           Conditions Precedent to Obligations of Purchaser and Parent

     The obligations of Purchaser and Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of

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



each of the following conditions, any of which may be waived by Purchaser and Parent in writing:

     9.1 Representations and Warranties. Each of the representations and warranties of the Company in the Seller's Documents shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date after giving effect to any amendments or supplements to the Schedules pursuant to Section 7.3 hereof.

     9.2 Performance of the Companies. The Companies shall have performed and complied in all material respects with all agreements, covenants and conditions required by the Seller's Documents to be performed or complied with by any of them at or before the Closing.

     9.3 Certificate. Purchaser shall have received a certificate executed by the Company, dated as of the Closing Date, certifying, in such detail as Purchaser may reasonably request, as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2 hereof as amended and supplemented.

     9.4 Board Approval. The Board of Directors of Parent shall have approved the transactions contemplated by this Agreement.

     9.5 Sugarman Agreements. Gary Sugarman shall have entered into an employment agreement with Purchaser in the form of Exhibit 9.5-1 hereto (the "Employment Agreement") and a Lock-Up Agreement with Purchaser in the form of
Exhibit 9.5-2 hereto (the "Sugarman Lock-Up Agreement").

     9.6 Escrow Agreement. The Company and the Escrow Agent shall have entered into the Escrow Agreement in the form of Exhibit 9.6 hereto (the "Escrow Agreement").

     9.7 Transitional Services Agreement. The Company shall have entered into a transitional services agreement with Purchaser and Parent in the form of Exhibit
9.7 hereto (the "Transitional Services Agreement").

     9.8 Trademark License Agreement. The Company shall have entered into the Trademark License Agreement with Purchaser in the form of Exhibit 9.8-1 hereto (the "Trademark Agreement") and shall have executed a Trademark Assignment in the form of Exhibit 9.8-2 hereto for each applicable trademark (collectively, the "Trademark Assignments").

     9.9 Opinions of Counsel to the Companies. The Company shall have delivered to Purchaser an opinion of (a) Richards Spears Kibbe & Orbe, special counsel to the Companies, dated the Closing Date and (b) Semel & Patrusky, counsel to the Companies, dated the Closing Date, in each case reasonably satisfactory to Purchaser and Parent.

     9.10 Consents. The Companies shall have obtained all consents, approvals or waivers from Governmental Authorities and third parties necessary for the execution, delivery and performance of Sellers' Documents and the transactions contemplated hereby and thereby, all without material cost or other material adverse consequences to the Purchased Business, and, in the case of consents relating to the Lease Agreements, in the form of Exhibit 9.10 or as otherwise approved by Purchaser.

     9.11 Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or Governmental Authority, and no claim or demand shall have been made against Purchaser, Parent or the Companies, as the case may be, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by Seller's Documents or Purchaser's Documents, or which might materially affect the business of the Company, which in the reasonable opinion of Purchaser makes it inadvisable to consummate such transactions.

     9.12 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated early.

     9.13 Tax Affidavit. The Companies shall have furnished Purchaser with the affidavit referred to in Section 7.6 and Purchaser shall not have actual knowledge nor shall Purchaser have received notice pursuant to Section 1445(d) of the Code that any of such affidavits are false.

     9.14 Absence of Material Adverse Effect. There shall not have occurred since December 27, 1997 any Material Adverse Effect.

     9.15 Bill of Sale. Purchaser shall have received from the Company a duly executed Bill of Sale in the form of Exhibit 9.15 (the "Bill of Sale").

     9.16 Assignment and Assumption. Purchaser shall have received from the Companies a duly executed Assignment and Assumption Agreement in the form of
Exhibit 9.16 (the "Assignment and Assumption Agreement").

     9.17 New Jersey Environmental Matters. For each Real Estate located in the State of New Jersey, the Companies will comply with the obligations imposed by the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. by securing and providing a copy to Purchaser of a letter of non-applicability from the New Jersey Department of Environmental Protection.

     9.18 Real Estate Legal Requirements. The Real Estate and the premises covered by the Lease Agreements will be in compliance in all material respects with all Real Estate Legal Requirements, to the extent the Companies are obligated under the Lease Agreements to comply therewith or to cure Violations thereof.

     9.19 Other Documents. The Companies shall have delivered to Purchaser such other certificates, instruments and other documents as Purchaser shall reasonably require in connection with the transactions contemplated by this Agreement.

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



     9.20 Employees. The employees of the Company designated as "Required Employees" on Schedules 2.4-A, 2.4-B and 2.4-D shall have agreed to become employees of Purchaser.

     9.21 Annual Financial Statements. The Annual Financial Statements shall not disclose that the financial position of the Purchased Business is materially worse than the financial position disclosed in the Pro Forma Financial Statements.


                                    ARTICLE X

              Conditions Precedent to Obligations of the Companies

     The obligations of the Companies to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, any of which may be waived by the Company in writing:

     10.1 Representations and Warranties. The representations and warranties of Purchaser and Parent in Purchaser's Documents shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

     10.2 Performance by Purchaser and Parent. Purchaser and Parent shall have performed and complied in all material respects with the agreements, covenants and conditions required by Purchaser's Documents to be performed or complied with by them at or before the Closing.

     10.3 Certificate. The Company shall have received a certificate executed by Purchaser and Parent, dated the Closing Date, certifying, in such detail as the Company may reasonably request, as to the fulfillment of the conditions set forth in Sections 10.1 and 10.2.

     10.4 Consideration. The (a) Cash Consideration shall have been paid as provided in Section 3.1(a) hereof, (b) the Basic Shares have been issued to the Company as provided in Section 3.1(b), and (c) the Additional Shares shall have been delivered to the Escrow Agent as provided in Section 3.1(c) and Escrow Agent shall have acknowledged receipt thereof.

     10.5 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated early.

     10.6 Minimum Stores. Purchaser shall purchase at least 18 Purchased Stores.

     10.7 Employment Agreement. Purchaser shall have entered into the Employment Agreement.

     10.8 Escrow Agreement. Parent and Purchaser shall have entered into the Escrow Agreement.

     10.9 Transitional Services Agreement. Parent and Purchaser shall have entered into the Transitional Services Agreement.

     10.10 Trademark Agreement. Parent and Purchaser shall have entered into the Trademark Agreement.

     10.11 Opinion of Counsel. Parent and Purchaser shall have delivered to the Company an opinion of the General Counsel of Parent dated the Closing Date, reasonably satisfactory to the Company.

     10.12 Consents. The Companies shall have obtained all consents, approvals or waivers from Governmental Authorities and third parties necessary for the execution, delivery and the transactions contemplated hereby and thereby, all and performance of Seller's Documents without material cost or other material adverse consequences to the Purchased Business.

     10.13 No Material Adverse Change. Since April 30, 1998, there shall not have occurred (a) a material adverse effect upon the business, results of operations, assets (whether tangible or intangible), liabilities, obligations or condition (financial or otherwise) of Purchaser or Parent, (b) a material adverse effect on the legality, validity or enforceability of the Purchaser's Documents, or (c) the impairment, hindrance or adverse effect in any material respect upon the ability of Purchaser or Parent to perform any of their obligations under the Purchaser's Documents or to consummate the transactions contemplated thereby.

     10.14 Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or Governmental Authority, and no claim or demand shall have been made against Parent, Purchaser or the Companies, seeking to restrain or prohibit or to obtain material damages or other relief in connection with the consummation of the transactions contemplated by Seller's Documents which in the reasonably exercised opinion of the Company makes it inadvisable to consummate such transactions.

     10.15 Assignment and Assumption Agreement. The Companies shall have received an Assignment and Assumption Agreement duly executed by Purchaser and Parent.

     10.16 New Jersey Environmental Matters. For each Real Estate located in the State of New Jersey, Purchaser and Parent will comply with the obligations imposed by the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. by securing and providing a copy to the Companies of a letter of non-applicability from the New Jersey Department of Environmental Protection.

     10.17 Other Documents. Purchaser and Parent shall have delivered to the Companies such other certificates, instruments and other documents as the Company shall reasonably require in connection with the transactions contemplated by this Agreement.


                                   ARTICLE XI

                               Closing Deliveries

     11.1 Deliveries of the Companies. At the Closing, the Company shall deliver, or shall cause to be delivered, to Purchaser the following:

          (a) The certificate referred to in Section 9.3 hereof, duly executed by the Company;

          (b) The Annual Financial Statements;

          (c) The Transitional Services Agreement, duly executed by the Company;

          (d) The Trademark Agreement and the Trademark Assignments, duly executed by the Company;

          (e) Copies of the consents, approvals or waivers referred to in
Section 9.10 hereof to the extent obtained;

          (f) The Escrow Agreement, duly executed by the Company;

          (g) The Section 1445(d) tax affidavits referred to in Section 9.13 hereof, duly executed by or on behalf of the Companies;

          (h) The Bill of Sale, duly executed by the Company; and

          (i) The Assignment and Assumption Agreement, duly executed by the Company.

     11.2 Purchaser's Deliveries. At the Closing, Purchaser and Parent shall deliver or cause to be delivered to the Company or the Escrow Agent, as the case may be the following:

          (a) The certificate referred to in Section 10.3 hereof, duly executed by Purchaser;

          (b) The Cash Consideration, as provided in Section 3.1(a) hereof;

          (c) Certificates representing the shares of Parent Common Stock to be issued at Closing as provided herein;

          (d) The Employment Agreement, duly executed by Purchaser and Parent;

          (e) The Escrow Agreement, duly executed by Purchaser and Parent;

          (f) The Transitional Services Agreement, duly executed by the
Purchaser;

          (g) The Trademark Agreement, duly executed by Purchaser and Parent;
and

          (h) The Assignment and Assumption Agreement, duly executed by Purchaser and Parent.


                                   ARTICLE XII

                              Restrictive Covenant

     12.1 Restricted Activities. Subject to Section 12.2, the Company, the Lessees and each of their Affiliates shall not participate in the junior's or young men's or junior's and young men's retail clothing business which is competitive with the Purchased Business as conducted on the date hereof under any name during the period from 210 days after the Closing through the third anniversary of the Closing. The Companies shall not operate more than three stores under the SCREEEM! name during the period from the Closing Date to September 30, 1998 and no stores under the SCREEEM! or JEAN COUNTRY names after September 30, 1998 (except for nine JEAN COUNTRY stores designated by the Company). The Companies shall permanently cease all operations under the names JEAN COUNTRY and REVOLUTION by January 31, 1999, provided, however, that if a landlord of a JEAN COUNTRY or REVOLUTION store that is not a Purchased Store refuses to consent to a change of use of such store, the deadline by which the Companies are required to comply with the obligations under the first part of this sentence may be extended by not more than 120 days.

     12.2 Permitted Activities.

          (a) The Companies may operate SID'S PANTS, LAW APPAREL and ZACHARY'S stores, regardless of the names under which such businesses are conducted and the manner in which such stores may be expanded so long as such stores do not compete with the Purchased Business as conducted by the Companies on the date hereof. Purchaser and Parent acknowledge and agree that SID'S PANTS, LAW APPAREL and ZACHARY'S stores do not compete with the Purchased Business as conducted on the date hereof.

          (b) The Company may liquidate any and all inventory it owns in a JEAN COUNTRY or SCREEEM! store as of the date such store closes in accordance with

Section 12.1 hereof; provided, however, that the Companies may not sell such inventory under the JEAN COUNTRY name after the closing of the last JEAN COUNTRY store or under the SCREEEM! name after the closing of the last SCREEEM! store.


                                  ARTICLE XIII

     Indemnification

     13.1 Indemnification by the Companies. Subject to the terms and conditions of Section 15 of this Agreement, the Companies shall indemnify, defend and hold harmless Purchaser, Parent and their Affiliates, and their respective controlling persons, stockholders, officers, directors, employees, representatives and agents (collectively, the "Purchaser Indemnified Parties") promptly upon demand at any time and from time to time, against any and all losses, Liabilities, Claims, actions, suits, Taxes, penalties, fines, fees, obligations, encumbrances, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Losses"), arising out of or in connection with any of the following: (a) any misrepresentation or breach of any warranty made by the Companies in any of Seller's Documents (including, without limitation, any schedule or exhibit thereto or certificate delivered in connection therewith); (b) any breach or nonfulfillment of any covenant or agreement made by the Companies in any of Seller's Documents (including, without limitation, any schedule or exhibit thereto or certificate delivered in connection therewith); (c) any non-compliance with any applicable Requirement of Law relating to "bulk sales"; (d) the ownership or operation of the Purchased Business or the Purchased Assets prior to the Closing Date (except to the extent included in the Assumed Contracts); (e) any benefit plan or arrangement (including the Benefit Plans) sponsored, maintained or contributed to by the Company or an ERISA Affiliate; (f) any obligation or liability to any Person listed on Schedule 5.15 or other present or former employee of the Company, or to any dependent, survivor or beneficiary thereof, arising out of or relating to any such person's employment with the Company or an ERISA Affiliate, except for matters Purchaser and Parent are responsible for under Section 2.4 hereof; (g) any other Losses arising out of the Retained Liabilities; and (h) any non-compliance with any applicable Requirement of Law relating to abandoned or unclaimed property.

     13.2 Indemnification by Parent and Purchaser. Subject to the terms and conditions of Section 15 of this Agreement, Purchaser and Parent shall jointly and severally indemnify, defend and hold harmless the Companies and their Affiliates (including, without limitation, any guarantors of the Lease Agreements), and their respective controlling persons, stockholders, partners, officers, directors, employees, representatives and agents (collectively, the "Seller Indemnified Parties"), promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (a) any misrepresentation or breach of any warranty made by Purchaser or Parent in any of Purchaser's Documents (including, without limitation, any schedule or exhibit thereto or certificate delivered in connection therewith);
(b) any breach or nonfulfillment of any covenant or agreement made by Purchaser or Parent in Purchaser's Documents (including, without limitation, any schedule or exhibit thereto or certificate delivered in connection therewith); (c) the Assumed Liabilities; (d) the ownership or operation of the Purchased Business or the Purchased Assets from and after the Closing Date (except as provided herein with respect to the Benefits Adjustment or the Returns Adjustment) and (e) except as otherwise provided in Section 2.4, any obligation or liability to any Post-Closing Employee or to any Person set forth on Schedule 2.4-D, or to any dependent, survivor or beneficiary thereof, arising out of or relating to any such person's employment with Purchaser or any entity, trade or business which together with Purchaser would be considered a single employer under Section 414 of the Code.

     13.3 Survival.

          (a) All representations, warranties, indemnities, covenants and agreements made by the Companies in Seller's Documents (including, without limitation, any schedule or exhibit thereto or certificate delivered in connection therewith) shall survive until May 1, 2000, except that with respect to all such representations, warranties, indemnities, covenants and agreements with respect to matters concerning Taxes (including Section 5.8) and environmental matters (including Section 5.19) shall survive until the earlier of the fourth anniversary of the Closing Date or the expiration of the applicable statute of limitations.

          (b) All representations, warranties, indemnities, covenants and agreements made by Purchaser or Parent in Purchaser's Documents (including, without limitation, any schedule or exhibit thereto or certificate delivered in connection therewith) shall survive until May 1, 2000 (except covenants and agreements to be performed after Closing and the indemnities specifically relating thereto shall survive until fully performed).

     13.4 Limitations.

          (a) The indemnifications provided in this Article XIII shall be the sole and exclusive remedy of the parties to this Agreement with respect to the transactions contemplated by this Agreement regardless of the legal theory (whether under contract, in tort, under applicable securities laws or otherwise) other than as specifically provided with respect to adjustment of the Consideration (in Article III and Sections 7.11(a) and 8.2(b)) and with respect to the matters set forth in Section 8.3, which provisions shall be the exclusive remedies for the matters set forth therein; provided, however, that in no event shall this provision limit any party's right to specific performance, injunctive relief or any other equitable remedy otherwise available to such party. In no event shall any Purchaser Indemnified Party be entitled to recover for any Loss under Section 13.1 to the extent that such Loss has been reflected in the Book Value Adjustment or in the Annual Financial Statements.

          (b) Notwithstanding anything in this Agreement to the contrary, a Purchaser Indemnified Party shall be entitled to indemnification under Section
13.1 for Losses only to the extent that the aggregate amount of all Losses exceeds $100,000 and then only for Losses in excess of $100,000, except that such limitation shall not apply to indemnification for Losses under clause (h) of Section 13.1 and such Losses under clause (h) shall not count towards amounts referred to in the first part of this Section 13.4(b).

          (c) In no event shall the Companies' cumulative liability to indemnify for Losses under Section 13.1 (other than Losses relating to breach of (or misrepresentation under) any of the Company Transactional Representations or failure to comply with the conditions of the Escrow Agreement) exceed $5,500,000. In no event shall the Companies' cumulative liability to indemnify for Losses under Section 13.1 relating to breach of (or misrepresentation under) any of the Company Transactional Representations (other than Section 5.25 (Investment Representations)) or for failure to comply with the conditions of the Escrow Agreement exceed the amount of the Purchase Price. In no event shall the Companies' cumulative liability to indemnify for Losses under Section 13.1 relating to breach of (or misrepresentation under) Section 5.25 (Investment Representations) exceed $14,000,000 less the amount of any reduction of the Purchase Price allocated to Basic Shares or Additional Shares pursuant to
Section 8.2(b) hereof (such reduction to be equal to the total number of Basic Shares and Additional Shares not delivered pursuant to that Section multiplied by the Issue Price), which reduction is not subsequently (i.e., within the 120 days following the Closing Date) restored pursuant to that Section.

          (d) In no event shall the cumulative liability of Purchaser and Parent to indemnify for Losses under Section 13.2 (other than Losses relating to: (i) the failure by Purchaser or Parent to pay any portion of the Purchase Price as and when due; (ii) failure by Purchaser or Parent to comply with the conditions of the Escrow Agreement; or (iii) breach of (or misrepresentation under) any of the Purchaser Transactional Representations) exceed $10,250,000 less the amount of any reduction of the Purchase Price allocated to Basic Shares pursuant to
Section 8.2(b) hereof (such reduction to be equal to the total number of Basic Shares not delivered pursuant to that Section multiplied by the Issue Price), which reduction is not subsequently (i.e., within the 120 days following the Closing Date) restored pursuant to that Section. In no event shall the cumulative liability of Purchaser and Parent to indemnify for Losses under
Section 13.2 relating to: (i) the failure by Purchaser or Parent to pay any portion of the Purchase Price as and when due; (ii) failure by Purchaser or Parent to comply with the conditions of the Escrow Agreement; or (iii) breach of (or misrepresentation under) any of the Purchaser Transactional Representations exceed the amount of the Purchase Price.

          (e) Anything in Sections 13.4(c) and (d) to the contrary notwithstanding, each limitation on indemnification set forth therein is intended to be reduced by the aggregate amount of all other payments actually and previously made in respect of an obligation of the applicable indemnitor (i.e., the Companies, under Section 13.4(c), and Parent and Purchaser, under
Section 13.4(d)), whether subject to such limitation or otherwise. For purposes of clarity, and by means of example only, the result of this provision could (and is intended to) be that payment of a $10,000,000 indemnity under the second sentence of Section 13.4(c) would preclude any indemnity under the first sentence of Section 13.4(c).

     13.5 Defense. The procedures to be followed by any party with respect to indemnification hereunder regarding claims by third persons shall be as follows:

          (a) Promptly after receipt by any party of notice of the commencement of any action or the assertion of any claim by a third person which the party receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such party (each, an "Indemnified Party") shall give a notice of such action or claim to the other party against whom indemnification pursuant hereto is sought (each, an "Indemnifying Party"), setting forth in reasonable detail the nature of such action or claim, including copies of any written correspondence from such third party to such Indemnified Party. The failure to give notice as required by the immediately preceding sentence shall not result in a waiver of any right to indemnification hereunder except to the extent the Indemnifying Party is actually and materially prejudiced by reason of such failure or delay. The indemnifying Party may, at its own expense, assume and control the defense of any claim for which it has received notice in accordance with this Section 13.5 and notify the Indemnified Party of such assumption. The Indemnified Party shall be entitled to participate therein after such assumption, the costs of such participation following such assumption to be at its own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided, however, that no such settlement shall be made without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld;

          (b) If the Indemnifying Party does not assume the defense of any claim promptly after receiving notice thereof by the Indemnified Party, the Indemnified Party may assume and control the defense of and contest such action with counsel chosen by it and approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under this Section 13.5(b). The Indemnified Party shall have full rights to dispose of such action and enter into any monetary compromise or settlement; provided, however, that no such settlement shall be made without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld; and

          (c) Both the Indemnifying Party and the Indemnified Party shall reasonably cooperate fully (but not including the waiver of any privileged communication) with one another in connection with the defense, compromise or settlement of any such claim or action.

     13.6 Reduction for Insurance. The amount which an Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party pursuant to this
Article XIII will be reduced (including, without limitation, retroactively) by any insurance proceeds which may reasonably be recovered by or on behalf of the Indemnified Party in reduction of the related Loss. Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If an Indemnified Party has received, or if an Indemnifying Party has paid on its behalf, an Indemnity Payment in respect of a Loss and subsequently receives, directly or indirectly, insurance proceeds in respect of such Loss, then such Indemnified Party will promptly pay to the Indemnifying Party the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment.

     13.7 Acknowledgment. Parent and Purchaser hereby acknowledge that William Siegel, and (except with respect to the Employment Agreement and the Sugarman Lock-Up Agreement) Gary Sugarman have negotiated the Letter of Intent and this Agreement in their capacities as officers of the General Partners, on behalf of the Company, or as officers of the Lessees, and not in their individual capacities. Parent and Purchaser hereby acknowledges that Phyllis Recine did not participate in the negotiation of the Letter of Intent and this Agreement.

     13.8 Escrow.

          (a) On or prior to the Closing Date, the Company, Parent and the Purchaser will enter into the Escrow Agreement, in the form attached hereto as
Exhibit 9.6, with Chase Manhattan Bank.

          (b) In order to secure the obligations of the Companies (i) to indemnify Parent and the Purchaser under Section 13.1, and (ii) to satisfy any Price Adjustments under Section 3.2 payable by the Company, on the Closing Date, Parent will deposit the Additional Shares with the Escrow Agent, to be held by the Escrow Agent in accordance with the Escrow Agreement. Such Additional Shares will be deposited into an account to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement. To the extent an indemnification claim is made against such account, the number of shares of Parent Common Stock to be disbursed shall be determined by dividing the dollar amount of such claim (as finally determined hereunder and in accordance with the provisions of the Escrow Agreement) by the Current Price.

     13.9 Opportunity to Cure. Anything in this Article XIII to the contrary notwithstanding, an Indemnified Party shall, prior to making a formal claim for indemnification hereunder, notify the Indemnifying Party or Indemnifying Parties of the Indemnified Party's intent to make such a claim, in order to afford the Indemnifying Party or Parties a reasonable opportunity (not to exceed 30 days) to cure or otherwise resolve the state of facts or condition giving rise to the subject Loss(es); provided, however, that if such state of facts or condition is not reasonably subject to cure, or if such cure cannot reasonably be completed within 30 days of such notice, no such notice need be given. The failure to give such a notice shall not prejudice any rights or remedies of the Indemnified Party, but neither shall such failure affect the ability of the Indemnifying Party (or Parties) to commence and complete such a cure within such 10-day period.


                                   ARTICLE XIV

                                   Termination

     14.1 Method. This Agreement may be terminated at any time prior to the Closing Date:

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



          (a) by mutual consent of the Company, Parent and Purchaser;

          (b) by either Purchaser or Parent, on the one hand, or the Company, on the other hand, if there has been a material breach by the other of any representation, warranty, covenant or agreement contained in this Agreement;

          (c) by Purchaser, Parent or the Company, if the Closing has not occurred by June 30, 1998 (the "Termination Date"), other than where the failure to consummate the transactions contemplated by this Agreement on or before such date is a result of a breach of this Agreement by the party then seeking termination;

          (d) by Purchaser or Parent, if the Issue Price is (or otherwise would be) less than $18.00; or

          (e) by the Company, if the Issue Price is (or otherwise would be) greater than $28.00, unless Purchaser elects, in its sole discretion by written notice to the Company within five Business Days following Purchaser's receipt of written notice of the Company's election to terminate, to issue such number of Basic Shares as would be required to be issued under Section 3.2(c) hereof were the Issue Price $28.00, in which case the Company's termination shall not be effective, and the Issue Price for all purposes hereof shall be $28.00.

     14.2 Effect. In the event of termination of this Agreement pursuant to
Section 14.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party other than (x) the parties' respective confidentiality obligations set forth in Section 7.1 hereof; (y) solely to the extent this Agreement is terminated by the Purchaser pursuant to
Section 14.1(b) due to the breach by the Company, the obligations of the Companies under Section 7.4 hereof; and (z) the provisions of Article XV (other than Section 15.11).

                                   ARTICLE XV

                                  Miscellaneous

     15.1 No Public Announcements. None of the parties hereto shall issue a press release or other public announcement regarding the execution or existence of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, unless required to do so by law, by any Governmental Authority or by any self-regulatory body, in which case the announcing party shall first give the other parties an opportunity to comment upon the text of any such announcement, such opportunity to be reasonable under the circumstances.

     15.2 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement and the Seller's Documents and Purchaser's Documents, including, without limitation, their respective rights and obligations to sell and to purchase the Purchased Assets, shall be enforced by a decree of

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specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     15.3 Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be effectively given if mailed by United States certified or registered mail, postage prepaid, return receipt requested, or sent by a national commercial courier service, return receipt requested, for next day delivery to be confirmed in writing by such courier, or by hand delivery, or confirmed by signed receipt, and shall be deemed to have been given, when delivered and received, as applicable, to the parties at the following addresses (or at such other address as a party may specify by notice to the others).

                  If to the Companies, to:

                                      American Retail Enterprises, L.P.
                                      1620 Grand Avenue
                                      Baldwin, New York  11510
                                      Attention:  Mr. William Siegel

                  with a copy to:

                                      Richards Spears Kibbe & Orbe
                                      One Chase Manhattan Plaza
                                      New York, New York  10005-1413
                                      Attention:  William Q. Orbe, Esq.

                  If to Purchaser or Parent, to it at:

                                      435 Hudson Street
                                      New York, New York  10014
                                      Attention:  Legal Department

                  with a copy to:

                                      Proskauer Rose LLP
                                      1585 Broadway
                                      New York, New York  10036-8299
                                      Attention: Jeffrey A. Horwitz, Esq.

     15.4 Entire Agreement. This Agreement (which includes the schedules, annexes, exhibits and attachments hereto and any other Seller's Documents or Purchaser's Documents) sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements (including, without limitation, the Letter of Intent, but not including the Confidentiality Agreement), whether written or oral, all of which are merged herein. This Agreement can

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



be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

     15.5 Assignment; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred by any party without the consent of the others, except that Purchaser may assign its rights hereunder and/or delegate its obligations hereunder to any other Affiliate of Parent so long as Parent remains liable hereunder.

     15.6 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     15.7 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (without reference to its rules governing conflicts of law or any rule of construction against the drafting party (all parties being deemed to have negotiated and written this Agreement jointly)).

     15.8 Forum; Jurisdiction. Except as otherwise provided in this Agreement with respect to determination of the Price Adjustments, in the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any of Seller's Documents or any of Purchaser's Document's, or any matters described or contemplated herein or therein, with respect to any matters described or contemplated herein or therein, the parties hereto hereby agree: (a) under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the Borough of Manhattan, City and State of New York, whether a state or federal court; (b) that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court and to service of process as permitted by applicable law or by mail to the addresses provided in accordance with Section 15.3 hereof (which service shall be binding and effective for all purposes); (c) to waive to the fullest extent permitted by law any objection that they may now or hereafter have to such venue or to the convenience of any such forum; and (d) EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUCH LITIGATION, PROCEEDING OR ACTION.

     15.9 Expenses. Except as provided in this section or elsewhere in this Agreement, each party will bear its own expenses and costs of the transactions contemplated hereby, including, but not limited to, the fees of attorneys, financial

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



advisors, and other professionals. Any transfer taxes (other than federal, state, or local income Taxes resulting from the purchase and sale of the Basic Shares and Additional Shares) shall be paid equally by Purchaser on the one hand, and the Company on the other hand.

     15.10 No Third-Party Beneficiaries. Except as expressly indicated to the contrary in this Agreement, this Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, cause of action or other right in excess of those existing without reference to this Agreement.

     15.11 Stock Legend.

          (a) Each certificates representing any shares of Parent Common Stock issued to the Company pursuant to the transactions contemplated hereby, shall bear the following legend:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

          (b) In addition, while applicable hereunder, each certificate representing any shares of Parent Common Stock issued to the Company pursuant to the transactions contemplated hereby, shall also bear the following legend:

          THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS AND CONDITIONS OF AN ASSET PURCHASE AGREEMENT BY AND AMONG THE ISSUER, SCREEEM! INC., AMERICAN RETAIL ENTERPRISES, L.P. AND CERTAIN OTHER PARTIES SPECIFIED THEREIN DATED AS OF JUNE 1, 1998, A COPY OF WHICH IS ON FILE WITH THE ISSUER.

     15.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     15.13 Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees the due and prompt payment, performance and discharge of all of the covenants, obligations and liabilities of the Purchaser under this Agreement and the Purchaser's Documents. This is a guarantee of payment and not merely collectibility. Parent waives any defense to payment and performance of any kind (whether due to Purchaser's insolvency, the modification of the obligations guaranteed or any other event, act, omission or occurrence or legal theory which would otherwise operate to release a

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



guarantor or surety) and shall remain fully obligated until the Company has indefeasibly received payment and performance in full.

     15.14 Companies' Agent.

          (a) Appointment of Companies' Agent.

               (i) Each of the Companies hereby irrevocably appoints American Retail Enterprises, L.P., a New York limited partnership (for purposes of this Section 15.14 called the "Companies' Agent") as agent and attorney-in-fact of each of the Companies to take any action required or permitted to be taken by such persons under the terms of this Agreement, the Purchaser's Documents and the Seller's Documents, including, without limiting the generality of the foregoing, the execution, delivery and receipt of any funds, notices, certificates or other documents to be executed, delivered or received by or on behalf of any or all of the Companies, the representation of the Companies in the resolution of any disputed matters hereunder and in indemnification proceedings hereunder and the rights to waive, modify or amend the terms of this Agreement. The Companies severally agree to indemnify the Companies' Agent from and against and in respect of any and all liabilities, damages, claims, costs and expenses, including but not limited to attorneys' fees, arising out of or due to any action as the Companies' Agent and any and all actions proceedings, demands, assessments, judgments, costs and expenses incidental thereto, except to the extent that the same result from bad faith or gross negligence on the part of the Companies' Agent.

               (ii) Parent and Purchaser shall be entitled to rely exclusively upon any communications given by the Companies' Agent on behalf of any of the Companies and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications made by the Companies' Agent. Notwithstanding anything to the contrary contained herein, Parent and Purchaser shall be entitled to disregard any notices or communications given or made by the Companies unless given or made through the Companies' Agent, except as provided in subparagraph (b) below.

          (b) Successor Agent. In the event of the inability of the Companies' Agent to perform its functions hereunder, the Companies shall promptly appoint a new agent as attorney-in-fact, and such appointment shall be deemed to have made when communicated to Parent and Purchaser in writing signed by a majority of the Companies. If the Companies do not within 15 days appoint a new agent, then Landmark Pants shall serve as the Companies' Agent if it is able and willing to do so, until a successor agent shall have been appointed in accordance with the provisions hereof.

          (c) Companies' Agent Actions. The manner and form by which the Companies shall decide upon any new agent and attorney-in-fact shall be decided by a writing signed by a majority of the Companies. The Companies recognize, and hereby acknowledge, that the Companies' Agent has an interest in the subject matter of this Agreement and that the appointment of such Agent (which shall include any person who becomes the Companies' Agent pursuant to the provisions of subparagraph (b) above) as the Companies' Agent constitutes an irrevocable power-of-attorney coupled with an interest.


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



     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                   Purchaser:  SCREEEM! INC.

                               By:
                                   Alex Navarro, Senior Vice President

                   Parent:     DELIA*S INC.

                               By:
                                   Alex Navarro, Senior Vice President


                   The Company: AMERICAN RETAIL ENTERPRISES, L.P.
                                By:  LANDMARK PANTS CORP.
                                     General Partner

                                     By:
                                          William Siegel, Vice President

                                     By:
                                          Gary Sugarman, Vice President

                                     By:  THE PANTS SET, INC.
                                            General Partner

                                          By:
                                               William Siegel, President

                                          By:
                                               Gary Sugarman, Vice President


                                     RETAIL APPAREL SERVICE CORP.

                                     By:
                                          Name:
                                          Title:


                                     LANDMARK PANTS CORP.

                                     By:
                                          Name:
                                                    Title:



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



                             The Lessees:   JEAN COUNTRY OF POUGHKEEPSIE, INC.

                                            By:
                                                 Name:
                                                 Title:

                                            JEAN COUNTRY OF MONMOUTH, INC.

                                            By:
                                                 Name:
                                                 Title:

                                            JEAN COUNTRY OF EMERALD, INC.

                                            By:
                                                  Name:
                                                  Title:

                                            PARADISE HEIGHTS ROCKAWAY, INC.

                                            By:
                                                  Name:
                                                  Title:

                                            JUST SHIRTS - MIDDLETOWN, INC.

                                            By:
                                                  Name:
                                                  Title:

                                            SCREEEM OF FREEHOLD, INC.

                                            By:
                                                  Name:
                                                  Title:

                                            SCREEEM OF GARDEN STATE PLAZA, INC.

                                            By:
                                                  Name:
                                                  Title:

                                            SCREEEM OF MENLO PARK, INC.

                                            By:
                                                  Name:
                                                  Title:

                                    SCREEEM OF PLAZA KING OF PRUSSIA, INC.

                                    By:
                                          Name:
                                          Title:

                                    JEAN COUNTRY, NANUET, INC.

                                    By:
                                          Name:
                                          Title:

                                    SCREEEM OF OXFORD VALLEY, INC.

                                    By:
                                          Name:
                                          Title:

                                    SCREEEM OF NEW ENGLAND, INC.

                                    By:
                                          Name:
                                          Title:

                                    SCREEEM OF BAY SHORE, INC.

                                    By:
                                          Name:
                                          Title:

                                    JEAN COUNTRY, YORKTOWN, INC.

                                    By:
                                          Name:
                                          Title:

                                    JEAN COUNTRY, SUNRISE, INC.

                                    By:
                                          Name:
                                          Title:

                                    JEAN COUNTRY WAYNE, LTD.

                                    By:
                                          Name:
                                          Title:

                                     JEAN COUNTRY HUNTINGTON, INC.

                                     By:
                                           Name:
                                           Title:

                                     JEAN COUNTRY OF ROOSEVELT FIELD, INC.

                                     By:
                                           Name:
                                           Title:

                                     THREE FOR ALL SMITH HAVEN, INC.

                                     By:
                                           Name:
                                           Title:

                                     JEAN COUNTRY MID ISLAND, INC.

                                     By:
                                           Name:
                                           Title:

                                     JEAN COUNTRY CHERRY HILL, INC.

                                     By:
                                           Name:
                                           Title:

                                     JEAN COUNTRY, DANBURY, INC.

                                     By:
                                           Name:
                                           Title:

                                     LANDMARK PANTS CORP.

                                     By:
                                           Name:
                                           Title:

                                     RETAIL APPAREL SERVICE CORP.

                                     By:
                                           Name:
                                           Title: